SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ABM Industries Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2008 PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of ABM Industries Incorporated
will be held in the
Board Room on the 51st Floor, Bank of America Center
555 California St., San Francisco, CA 94104
March 4, 2008 at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help ABM reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvoting.com/abm 24 hours a day/7 days a week Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site	1-866-540-5760 toll-free 24 hours a day/7 days a week Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Sign and date the proxy card and return it in the enclosed postage- paid envelope

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report, Annual Report on Form 10-K, and Proxy Statement at http://bnymellon.mobular.net/bnymellon/abm

551 Fifth Ave., Suite 300
New York, New York 10176

February 4, 2008

Dear Fellow Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of ABM Industries Incorporated in the Board Room on the 51st Floor, Bank of America Center, 555 California Street, San Francisco, California 94104, on Tuesday, March 4, 2008, at 10:00 a.m. At the meeting, shareholders will: (1) elect two directors to serve three-year terms until the 2001 Annual Meeting and until their successors are duly elected and qualified, (2) vote on the ratification of KPMG LLP as ABM’s independent registered public accounting firm for the current year, and (3) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting in person, please take the time to vote on the Internet, by telephone or by mailing your proxy card. As explained in the Proxy Statement, you may revoke your proxy at any time before it is actually voted at the meeting.

Only shareholders of record at the close of business on February 1, 2008, will be entitled to vote at the meeting and any adjournments thereof. A list of shareholders on that date will be available for inspection by any shareholder for ten days prior to the meeting during normal business hours at ABM’s corporate headquarters located at 551 Fifth Ave., Suite 300, New York, New York 10176. You may make an appointment to review the list of shareholders by telephoning (415) 733-4069.

If you plan to attend the meeting in person and vote at the meeting, please remember to bring a form of personal identification with you. If you are acting as a proxy for another shareholder, please bring appropriate documentation from the record owner for whom you are acting as a proxy. If you will need any special assistance at the meeting, please contact ABM at (415) 733-4069 prior to the meeting.

We look forward to seeing many of you at the meeting.

Maryellen C. Herringer	Henrik C. Slipsager
Chairman of the Board of Directors	President & Chief Executive Officer

551 Fifth Ave., Suite 300
New York, New York 10176

2008 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 4, 2008
10:00 A.M.
NOTICE OF MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

ABM Industries Incorporated (“ABM” or the “Company”) will hold its 2008 Annual Meeting of Shareholders in the Board Room on the 51st Floor, Bank of America Center, 555 California Street, San Francisco, California 94104 on Tuesday, March 4, 2008, at 10:00 a.m. At the Annual Meeting, shareholders will: (1) elect two directors to serve three-year terms, (2) vote on the ratification of KPMG LLP as ABM’s independent registered public accounting firm for the current year, and (3) transact such other business as may properly come before the meeting.

If you are a shareholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone, or by mail using the enclosed proxy card. Specific voting information is included under the caption “Voting Procedures.” Only shareholders of record at the close of business on February 1, 2008, are entitled to vote. On that day 50,091,960 shares of ABM common stock were outstanding. Each share entitles the holder to one vote.

The ABM Board of Directors asks you to vote in favor of the director nominees and the ratification of KPMG LLP as ABM’s independent registered public accounting firm. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about ABM from the 2007 Annual Report to Stockholders and the 2007 Annual Report on Form 10-K enclosed with this Proxy Statement, as well as from additional documents that we have filed with the Securities and Exchange Commission that are available on ABM’s website at www.abm.com.

This Notice and Proxy Statement are dated February 4, 2008, and were first mailed, together with a proxy card, to shareholders on or about February 8, 2008.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on March 4, 2008.

The proxy statement, Annual Report, and Annual Report on Form 10-K and the means to vote by Internet are available at http://bnymellon.mobular.net/bnymellon/abm.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.melloninvestor.com/isd, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

You may contact Ms. Kathy Conforti at 415-733-4069 to obtain directions to the site of the Annual Meeting.

VOTING PROCEDURES

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

How to Vote

If you are a shareholder of record, you can save ABM expense by voting on the Internet or by telephone. The Internet and telephone procedures allow you to vote your shares and confirm that your instructions have been properly recorded. To vote on the Internet or by telephone simply follow the instructions on the proxy card. If you vote on the Internet or by telephone, you do not need to return your proxy card. If you properly sign and return the enclosed proxy card or follow the telephone or Internet instructions to vote, your shares will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the proxy card but do not specify a choice, the proxy holders will vote the shares represented: (i) “For” the election of the nominees as directors and “For” the ratification of the independent registered public accounting firm, and (ii) in their discretion on other matters. You may revoke your proxy at any time before the voting at the Annual Meeting by delivering a written notice to the Secretary of ABM, submitting a later-dated proxy card, voting at a later date on the Internet or by telephone, or voting by ballot at the Annual Meeting. Voting by Internet and by telephone is not available after 11:59 PM Eastern Standard Time on March 3, 2008.

If your shares are held in the name of a bank or stockbroker, you may be able to vote on the Internet or by telephone by following the instructions on the proxy form you receive from your bank or broker. If your shares are held in the name of your broker and you do not vote your shares, your broker can vote your shares in the election of directors and with respect to the ratification of KPMG LLP as ABM’s independent registered public accounting firm. If you give instructions on how to vote to your bank or broker, you may later revoke the instructions by taking the steps described in the information that you receive from your bank or broker.

How the Votes Are Counted

Before the Annual Meeting can begin a quorum must be present. A quorum is a majority of the shares outstanding and entitled to vote as of the record date, February 1, 2008. A quorum is based on the number of shares represented by the shareholders attending in person and by their proxy holders. If you return your proxy card, but indicate on the proxy card that you wish to withhold your votes on nominees for director or abstain from voting on the ratification of the independent registered public accounting firm, your shares will still be counted as present in determining the quorum.

Your votes on the proposals will be counted as required by Delaware law and ABM’s Bylaws and as described in the following section.

Proposal 1 — Election of Directors

The two persons who receive a plurality of the votes cast will be elected as directors. This means that the two director nominees with the most votes are elected. Only votes “For” affect the outcome. If you do not wish your shares to be voted for a particular nominee, you may withhold authority: (1) in the space provided on the proxy card or (2) as prompted during the telephone or Internet voting instructions. Withheld votes do not affect the voting calculation.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Proposal 2 will be approved if the number of shares voted “For” exceeds the number of shares voted against. Abstentions and broker non-votes, if any, have no effect.

We encourage you to vote and to vote promptly. Voting promptly may save ABM the expense of a second mailing.

Confidential Voting

ABM has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy cards and voting instructions returned by brokerage firms, banks and other holders of record are treated as confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. These persons are not directors, officers or employees of ABM.

The proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only: (1) in the event of a proxy contest, (2) as otherwise required by law, (3) if you request or authorize the disclosure of your vote, or (4) if ABM concludes that there is a dispute as to the authenticity of proxies, ballots or votes, or the accuracy of their tabulation.

The proxy tabulator will forward comments written on the proxy cards to the Board of Directors or management as appropriate.

Method and Cost of Soliciting and Tabulating Votes

The accompanying proxy is solicited on behalf of the ABM Board of Directors. ABM will bear the costs for the solicitation of proxies. Following the mailing of this Proxy Statement and proxy card, ABM directors, officers and employees may, for no additional compensation, solicit your proxy personally, by telephone, or by email.

ABM will reimburse banks, brokers, and other holders of record for their reasonable out-of-pocket expenses for forwarding these proxy materials.

Mellon Investor Services LLC will be the proxy tabulator and will act as the Inspector of Election.

Householding

Shareholders who hold their shares in the name of their bank or broker and live in the same household as other shareholders may receive only one copy of this Proxy Statement. This practice is known as “householding.” If you hold your shares in your broker’s name and would like additional copies of these materials, please also contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker. ABM does not use householding for the copies of the proxy statement that it delivers directly to shareholders and will not begin householding without notice to its shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS
VOTES “FOR” THE ELECTION OF THE
NOMINEES AS DIRECTORS

The Board is currently divided into three classes, serving staggered three-year terms. On May 30, 2007, the Board of Directors expanded the size of the Board to ten directors and named Anthony G. Fernandes to the class of directors with terms expiring at the 2008 Annual Meeting. Effective at the election of directors at the Annual Meeting, the Board of Directors will be reduced to eight directors. The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2011: Maryellen C. Herringer and Anthony G. Fernandes. Charles T. Horngren is retiring as a director effective at the election of directors at the 2008 Annual Meeting. The Board did not nominate Martinn Mandles for reelection to the Board.

Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board expects each nominee for election as a director to serve if elected. If either nominee is unable or unwilling to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless the Board chooses to reduce further the number of directors serving on the Board. All ABM directors are encouraged to attend ABM’s annual meetings. All ABM directors attended the 2007 Annual Meeting and are expected to attend the

2008 Annual Meeting. The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth below.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

Nominees for Election As Directors with Terms Expiring in 2011
Anthony G. Fernandes	62	Former Chairman, CEO and President of Philip Services Corporation, a diversified industrial services provider, from August 1999 to April 2002. Prior to that he was Executive Vice President of ARCO (Atlantic Richfield Company) from 1994 to 1999, President of ARCO Coal, a subsidiary of ARCO, from 1990 to 1994 and Corporate Controller of ARCO from 1987 to 1990. Also a Director of Baker Hughes Incorporated, Black and Veatch Corporation, and Cytec Industries. ABM Director since 2007.
Maryellen C. Herringer	64	Chairman of the Board since March 2006. Attorney-at-law; retired Executive Vice President & General Counsel of APL Limited, an international provider of transportation and logistics services. A director of Wachovia Corporation, PG&E Corporation, and Pacific Gas and Electric Company, a subsidiary of PG&E Corporation. ABM director since 1993.
Directors with Terms Expiring in 2009
Linda L. Chavez	60	Chairman of the Center for Equal Opportunity since January 2006; founder and President of the Center for Equal Opportunity from January 1995 through December 2005; radio talk host for WMET since December 2003; author and nationally syndicated columnist and television commentator. A director of Pilgrim’s Pride Corporation. ABM director since 1997.
Theodore T. Rosenberg	99	Retired as an officer and employee of ABM in December 1989, after 61 years of employment, including service as President from 1935 to 1962 and Chairman of the Board from 1962 to 1984. ABM director since 1962.
Henrik C. Slipsager	53	President & Chief Executive Officer of ABM since November 2000; Executive Vice President of ABM and President of ABM Janitorial Services from November 1999 to October 2000; Senior Vice President and Executive Vice President of ABM Janitorial Services from January 1997 to October 1999. ABM director since 2000.
Directors with Terms Expiring in 2010
Luke S. Helms	64	Managing Director, Sonata Capital Group, a privately-owned registered investment advisory firm, since June 2000; Vice Chairman of KeyBank from April 1998 to March 2000; Vice Chairman of BankAmerica Corporation and Bank of America NT&SA from May 1993 to October 1996. ABM director since 1995.

		Position, Principal Occupation, Business Experience
Name	Age	and Directorships

Henry L. Kotkins, Jr.	59	Chairman, Chief Executive Officer and a director of Skyway Luggage, a privately-held luggage manufacturer and distributor, since 1980. Also a director of Cutter & Buck Inc. ABM director since 1995.
William W. Steele	71	Retired as an officer and employee of ABM in October 2000 after 43 years of employment, including service as President from November 1991 to October 2000 and Chief Executive Officer from November 1994 to October 2000. Also a director of Labor Ready, Inc. ABM director since 1988.

THE BOARD OF DIRECTORS RECOMMENDS VOTES
“FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Principles, Bylaws, and Committee Charters

The ABM Corporate Governance Principles reflect the Board of Directors’ commitment to corporate governance and the role of governance in building long-term shareholder value. The actions of the Board in this area are discussed more fully in the Governance Committee Report in this Proxy Statement.

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our Website at www.abm.com/ir. In addition to our Corporate Governance Principles, other information relating to corporate governance at ABM is available on our Website at the same address, including ABM’s Bylaws and the Charters of the Audit Committee, Compensation Committee, and Governance Committee. These documents are also available in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters.

Governance Information

Director Independence

The Corporate Governance Principles provide that a majority of the ABM directors will be independent and that its Audit Committee, Compensation Committee and Governance Committee shall consist solely of independent directors. Each year the Governance Committee reviews the independence of each of the directors under the New York Stock Exchange (“NYSE”) listing standards and considers any current or previous employment relationship as well as any transactions or relationships between ABM and directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review is to determine whether any relationships or transactions exist that preclude a director from being deemed independent under the NYSE listing standards or are otherwise inconsistent with a determination that the director is independent. As a result of this review, the Governance Committee affirmatively determined and recommended to the Board that the following directors, none of whom was determined to have any relationship with ABM other than being a director or shareholder or a former employee whose employment ended more than three years ago, be designated as independent: Linda L. Chavez, Luke S. Helms, Maryellen C. Herringer, Charles T. Horngren, Henry L. Kotkins, Jr., and William S. Steele. The Board of Directors accepted this recommendation and made this determination. In addition, upon his being appointed as a director in May 2007, the Board determined that Anthony G. Fernandes meets the same criteria and is an independent director.

Executive Sessions of Directors

The Board from time to time meets in executive session for general discussion of relevant subjects. Executive sessions or meetings of nonmanagement directors without management present are also held regularly (at least four times a year) to consider matters such as the review of the criteria upon which the performance of the Chief Executive Officer (“CEO”) and other senior executives are based, the performance of the CEO against such criteria, succession planning, the compensation of the CEO and other senior executives and other relevant matters. Meetings of the independent directors are also held regularly to discuss relevant matters of Board governance. Meetings of the nonmanagement directors and independent directors are chaired by the Chairman, who is an independent director.

Independent Chairman

The ABM Board of Directors has elected an independent director to serve as Chairman to chair meetings of the Board, to coordinate the activities of the other nonmanagement and independent directors, and to perform such other duties and responsibilities as the Board of Directors may determine. Maryellen C. Herringer has served as Chairman since March 2006.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors on board-related issues by sending an e-mail to boardofdirectors@abm.com. Shareholders may also communicate by mail to:

Board of Directors
ABM Industries Incorporated
551 Fifth Ave., Suite 300
New York, New York 10176

All mail addressed in this manner will be delivered to the Chair or Chairs of the Committees with responsibilities most closely related to the matters addressed in the communication.

Shareholders may communicate with the nonmanagement directors by sending an email to the address: nonmanagementdirectors@abm.com. All directors other than Mr. Slipsager, who is an employee, are nonmanagement directors. Shareholders may also communicate by mail to:

Nonmanagement Directors
ABM Industries Incorporated
551 Fifth Ave., Suite 300
New York, New York 10176

Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as business solicitations or advertisements, junk mail and mass mailings, new product or service suggestions, resumes and other forms of job inquiries, spam, and surveys. Any communication that is excluded will be provided to a director upon request.

Code of Business Conduct & Ethics

ABM has adopted the ABM Code of Business Conduct & Ethics (the “Code of Ethics”) that applies to all directors, officers and employees of ABM, including ABM’s CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer. The Code of Ethics is available on ABM’s Website under “Governance” at www.abm.com/ir and in printed hardcopy format upon written request to the Corporate Secretary at our corporate headquarters. If any amendments are made to the Code of Ethics or if any waiver, including any implicit waiver, from a provision of the Code of Ethics is granted to ABM’s CEO, CFO or Chief Accounting Officer, ABM will disclose the nature of such amendment or waiver on its Website.

Audit Committee

The Audit Committee of the Board of Directors performs the responsibilities set forth in its Charter, which include overseeing the corporate financial reporting process and the internal and independent audits of ABM and the communication process among the Board, management and ABM’s independent registered public accounting firm. The responsibilities of the Audit Committee include: (1) selecting the independent registered public accounting firm, (2) approving the fees for the independent registered public accounting firm, (3) ensuring the independence of the independent registered public accounting firm, (4) overseeing the work of the independent registered public accounting firm, and (5) reviewing ABM’s system of internal accounting controls. The members of the Audit Committee are: Mr. Horngren, Chair, and Messrs. Fernandes, Helms, and Steele.

Each member of the Audit Committee has been determined to be independent under the standards for independence for audit committee members established by the NYSE. In addition, the Board of Directors has determined that each member of the Committee is financially literate and qualifies as an “audit committee financial expert” under the definition promulgated by the Securities and Exchange Commission. Mr. Horngren’s expertise stems from his accounting expertise in assessing the performance of companies with respect to the preparation of financial statements, including his position as the Edmund W. Littlefield Professor of

Accounting, Emeritus, at the Stanford University Graduate School of Business, as well as his experience on the ABM Audit Committee. Mr. Helms’ expertise derives from his experience overseeing the performance of companies in the banking industry with respect to the preparation of financial statements and his experience on the ABM Audit Committee. Mr. Steele has relevant experience as the former CEO of ABM, in which capacity he supervised the CFO and the finance department, and in connection with his prior service on the audit committee of Labor Ready, Inc. Mr. Fernandes obtained his financial experience as the former Chairman, CEO and President of Philip Services, in which capacity he supervised the CFO and the finance department, as well as from his earlier services in a variety of operational and finance positions at ARCO. Mr. Fernandes is Chairman of the Finance Committee and a member of the Audit/Ethics Committee of Baker Hughes and a member of the Audit Committee of Cytec Industries.

Compensation Committee

The Compensation Committee performs the responsibilities set forth in its Charter, which include: (1) recommending to independent and outside directors the CEO’s compensation, (2) establishing the compensation of executive officers other than the CEO, (3) establishing the compensation of other employees with compensation above an amount designated by the Committee, (4) approving the contractual terms and conditions for employment of ABM’s officers other than the CEO, and (5) administering ABM’s equity incentive plans and authorizing equity grants. The CEO attends meetings of the Compensation Committee and provides recommendations regarding compensation levels for employees whose compensation is subject to review by the Committee. The CEO also provides input and recommendations pertaining to other compensation issues under discussion by the Compensation Committee. The Committee meets in executive session without the CEO, when discussing the CEO’s compensation and certain other matters, including the compensation of other executives. The members of the Compensation Committee are: Ms. Chavez, Chair, Ms. Herringer, and Mr. Kotkins. As described above, each member of the Compensation Committee has been determined to be independent.

Compensation Committee Interlocks and Insider Participation

Linda L. Chavez, Maryellen C. Herringer, and Henry L. Kotkins, Jr. currently serve as members of the Compensation Committee of the Board. They have no relationships with ABM other than as directors and shareholders. During fiscal year 2007, no executive officer of ABM served as a member of the compensation committee or as a director of any other for-profit entity other than subsidiaries of ABM.

Governance Committee

The Governance Committee performs the responsibilities set forth in its Charter, which include: (1) making recommendations to the Board as to the optimal number of directors on the Board, (2) reviewing and recommending criteria and candidates for selection of new directors and the reelection of incumbent directors, (3) reviewing and recommending management succession plans, (4) non-employee director compensation, and (5) other matters of corporate governance. The members of the Governance Committee are: Mr. Helms, Chair, Ms. Chavez, and Mr. Kotkins. As described above, each member of the Governance Committee has been determined to be independent.

Executive Committee

The Executive Committee has the authority to exercise all power and authority of the Board in the management of the business and affairs of ABM, except: (1) any functions delegated to other committees of the Board and (2) any powers which, under Delaware law, may only be exercised by the full Board. The members of the Executive Committee are: Mr. Steele, Chair; Mr. Rosenberg, Vice-Chair, Ms. Herringer, and Messrs. Helms and Slipsager.

Meetings and Attendance

During the 2007 fiscal year, the Board of Directors met 20 times, the Audit Committee met 11 times, the Compensation Committee met 8 times, the Governance Committee met 9 times and the Executive Committee did not meet. During this period, each director attended more than 75% of the total number of meetings of the Board and of the Committees of which he or she was a member, and attendance for all directors averaged 98%.

Identifying and Evaluating Nominees for Directors

The Board is responsible for selecting nominees for election as directors. The Board delegates the screening process involved to the Governance Committee with the expectation that other members of the Board, including the CEO, are asked to take part in the process as appropriate. Candidates recommended by the Governance Committee are subject to approval by the Board.

ABM’s Corporate Governance Principles set forth the criteria that apply to Board candidates. In selecting director candidates, the Board looks for pertinent experience in industry, finance, administration, operations or marketing, as well as candidates who bring diversity to the Board. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. The Governance Committee of the Board is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates and current Board members in the context of the current composition of the Board.

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as search firms and the relationships of current directors. The Governance Principles do not contain either a mandatory retirement age or term limits because the Board believes that firsthand experience as a director of ABM has been invaluable to ABM’s success. It is the sense of the Board that while mandatory turnover might bring new ideas and perspectives to the Board, term limits and retirement ages can have the effect of sacrificing the experience and expertise of directors who have unique insight into ABM’s business, and that nominations should be made following the specific evaluation of each candidate.

The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. The Governance Committee is currently engaged in a search for additional candidates. The Committee has retained a search firm to assist it in identifying, interviewing, and reviewing the credentials of potential candidates, which firm identified Mr. Fernandes as a potential director. Candidates may also come to the attention of the Governance Committee through current Board members, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating potential nominees, the Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board.

Mr. Fernandes, who was appointed to the Board in May 2007, is being submitted for election by the shareholders at the Annual Meeting following his appointment. The other nominee is a current director standing for reelection.

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director Ordinarily, directors who are fulltime employees of ABM or who serve as chief executive officers or equivalent positions at other companies may not serve on the boards of more than two other publicly traded companies. Other directors may not serve on the boards of more than four other publicly traded companies. Service on other boards and other commitments are considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-evaluation process.

Shareholder Nominees

The policy of the Governance Committee is to consider shareholder nominations for directors. Following verification of the shareholder status of persons proposing candidates, the Committee will consider the candidates at a regularly scheduled meeting, which would generally be the first or second meeting prior to the issuance of the proxy statement for ABM’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee. The Governance Committee will utilize a search firm to assist in its review and will evaluate shareholder nominees in the same manner as other nominees.

The Governance Committee received no shareholder nominations in 2007. Any nominations proposed by shareholders for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
ABM Industries Incorporated
551 Fifth Ave., Suite 300
New York, New York 10176

In addition, ABM’s Bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders. ABM’s Bylaws provide that shareholders intending to nominate candidates for election as directors at an annual meeting of shareholders must give notice in writing to the Corporate Secretary not less than sixty days prior to the first anniversary of the first mailing of the proxy materials in connection with the previous year’s annual meeting. The notice must include: (1) the name and address of the nominee and the person making the nomination, (2) other information about the nominee that must be disclosed in proxy solicitations under Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), (3) the nominee’s written consent to serve, if elected, and (4) certain other information set forth in the Bylaws.

OFFICERS’ AND DIRECTORS’ COMPENSATION TABLES AND NARRATIVE

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about ABM’s compensation philosophy and strategy, as well as the policies and decisions that guided ABM in 2007 in establishing the level and nature of the compensation provided to the CEO, the CFO, and the three most highly compensated executive officers other than the CEO and CFO (collectively with the CEO and CFO, the “NEOs”).

The Compensation Committee is responsible for:

•	Recommending to the independent and outside directors the CEO’s compensation, for approval by those directors;

•	Recommending to the Board the contractual terms and conditions for employment of the CEO, for approval by the Board;

•	Establishing the compensation of executive officers other than the CEO;

•	Establishing the compensation of other employees with compensation above an amount designated by the Committee (currently total cash compensation of $300,000 and higher);

•	Approving the contractual terms and conditions for employment of ABM’s officers other than the CEO, including severance agreements; and

•	Recommending to the Board compensation plans, including equity incentive plans and severance programs; and

•	Administering ABM’s equity incentive plans and authorizing equity grants.

Objectives of the Executive Compensation Program

The Compensation Committee believes that the need to attract, motivate and retain qualified executives must be balanced against ABM’s desire to improve profitability and control costs in a low margin service business. ABM’s executive compensation programs are designed to:

•	Support ABM’s goal of enhancing long-term shareholder value by providing compensation that reflects the performance of ABM and its executives;

•	Compare reasonably with compensation opportunities in relevant peer group companies;

•	Motivate and reward achievement of business objectives, as well as individual contributions;

•	Enable ABM to attract and retain executives with the qualifications, skills and experience required to provide high quality leadership;

•	Link executive rewards to shareholder returns; and

•	Encourage executive stock ownership.

ABM provides compensation in the form of salary and benefits that are intended to be both attractive and competitive. However, total compensation opportunity is weighted toward incentive compensation tied to the financial performance of ABM and the long-term return realized by shareholders, because ABM believes that this is the most effective means of aligning executive incentives with shareholders’ interests. ABM’s program rewards executives for meeting and exceeding corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing shareholder returns. When ABM does not achieve targeted performance levels and/or its stock does not appreciate, compensation that can be realized by its executives is substantially reduced. When ABM exceeds targeted performance levels and/or its stock price appreciates, compensation that can be realized by executives is substantially increased.

The Compensation Committee reviews the executive compensation program and specific individual compensation arrangements at least annually. The use and weight of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each compensation element in supporting ABM’s business and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. ABM uses cash compensation primarily for base salaries, short-term incentives and rewards, matching contributions in the ABM 401(k) plan, new hire signing bonuses, and severance arrangements. ABM uses equity compensation for long-term incentives. In order to meet ABM’s compensation objectives, a substantial percentage of each executive’s potential compensation is based on performance against annual financial and operating goals and the performance of ABM stock, with the percentage varying based upon the executive’s position and responsibilities.

The CEO evaluates each executive and makes recommendations about compensation to the Compensation Committee. The Compensation Committee evaluates the CEO and makes recommendations about the CEO’s compensation to the independent and outside directors (the “CEO Committee”), and approval of the CEO’s compensation arrangements rests solely with the CEO Committee. The CEO is not present during the deliberations about his own compensation. The Compensation Committee determines the structure of the compensation program and individual arrangements for the other NEOs based upon the recommendations of the CEO. Although the CEO may provide input on compensation arrangements for the other NEOs, approval of compensation arrangements for NEOs other than the CEO’s rests solely with the Compensation Committee.

The Compensation Committee’s annual review includes base salary, annual incentives, equity compensation (including accumulated vested and unvested equity compensation) and the value of benefits (including potential severance benefits) and perquisites. Each element is considered individually and in total using “tally sheets.” This review gives the Compensation Committee an overview of each executive’s compensation, the components of that compensation and how the ABM executives compare to one another. The Compensation Committee also compares ABM executive compensation to a summary of compensation data from other companies as discussed in “Consultants, Use of Market Data, and Benchmarking” below.

Consultants, Use of Market Data, and Benchmarking

The Compensation Committee has engaged Korn/Ferry International as its independent executive compensation consultant and consults with members of the organization from time to time on the compensation program structure and specific individual compensation arrangements. The consultant was selected by the Compensation Committee, does not provide any other services to ABM, and receives compensation only for services provided to the Compensation Committee. The consultant attends Compensation Committee meetings from time to time and also communicates with the Compensation Committee Chair outside of meetings as necessary. The consultant reports directly to the Compensation Committee and not to management, although the consultant meets with management from time to time to gather information on ABM compensation plans and proposals that management makes to the Compensation Committee. The Compensation Committee can replace the consultant or hire additional consultants at any time. The Compensation Committee also considers information about compensation and compensation programs that it receives from management, particularly the CEO, the Senior Vice President, Human Resources, the Vice President, Compensation, and management’s compensation consultant, Hewitt Associates.

ABM is one of the largest facility services providers in the United States and the largest provider of janitorial services in the United States. Within its industry, there are no other companies of the same size and few public companies. The Compensation Committee consulted with its consultant and discussed the identification of a peer group with management’s compensation consultant. Based on the advice of its consultant, the Compensation Committee selected a group of companies using the following criteria:

•	Firms, like ABM, that provide business-to-business services, such as outsourcing, logistics management, food service, staffing, freight service, cleaning and pest control;

•	Firms in other industries (e.g., restaurant, hotel management) that have a high ratio of employees to revenue or market cap;

•	Firms that generally are between $1 billion and $5 billion in revenue.

The following 40 companies (the “Peer Group”) met these criteria and were selected by the Committee on the recommendation of its consultant as ABM’s primary peer group for use in fiscal year 2007:

Affiliated Computer Services
Allied Waste Industries, Inc.
Amerco
Anteon International Corp.
Aramak Corp.
Arkansas Best Corp.
Bearingpoint Inc.
Brinker International Inc.
Brinks Co.
C. H. Robinson Worldwide
Cintas Corp.
Convergys Corp.
Con-Way Inc.
Corrections Corp. America	EGL Inc.
Emcor Group Inc.
Fiserv Inc.
G&K Services
H&R Block
Harland (John H.)
Hewitt Associates
Hilton Hotels Corp.
Hub Group Inc.
Hunt (JB) Transport Services
IMS Health
Iron Mountain
Kelly Services
Manpower Inc.	Perot Systems
Rent-A-Center Inc.
Republic Services Inc.
Robert Half Intl.
Rollins Inc.
Servicemaster Co.
Sirva Inc.
Spherion Corp.
URS Corp.
Volt Info Sciences Inc.
Washington Group International
Werner Enterprises

The Compensation Committee uses a proxy analysis prepared by Korn/Ferry International, its independent compensation consultant, to compare compensation of ABM’s NEOs to the compensation of similarly ranked positions in the Peer Group. Korn/Ferry International also provides an analysis of survey market data compiled by Watson Wyatt for officer positions, including the NEOs, by comparing positions with similar responsibilities and scope. As an additional data point, the Compensation Committee also reviews general industry data provided by Hewitt Associates for functional or staff positions, including the NEO positions, frequently recruited from other industries. Companies included in the Hewitt analysis are non-financial services companies with annual revenues ranging from $1 billion to $5 billion. The Korn/Ferry and Hewitt analyses compare base salaries, short-term incentives, long-term incentives and total compensation.

The Company believes that survey and proxy data in these areas provides a reasonable indicator of total compensation for the Peer Group and other companies that might recruit similar types of executives. Compensation is generally targeted within the broad range of compensation paid by the Peer Group; however, the Compensation Committee uses its judgment to determine pay levels necessary to attract and retain executive talent. In exercising its judgment, the Compensation Committee looks beyond the competitive data and places significant weight on individual job performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors), compensation history, future potential, internal comparisons, retention risk for executives, and compensation at former employers in the case of new hires, as well as, in the case of other executives, the CEO’s recommendations. In recent years, as ABM has grown it has increased compensation closer to the Peer Group levels in order to recruit and retain the caliber of talent necessary to manage an organization of ABM’s size and complexity. The Compensation Committee desires to make these changes in an orderly manner and has done so in measured steps concentrating first on base salaries, then on annual bonuses, and in late 2006 and 2007 on equity incentives. ABM’s performance during fiscal year 2007 was above its expectations, and in most cases ABM met its performance objectives. Total compensation for the NEOs, however, was established below the median of the Peer Group because of the Compensation Committee’s desire to approach median compensation over a period of several years and recognition that ABM’s revenues were below the average revenues of the Peer Group in 2007.

Elements of Compensation

The main components of our executive compensation program include:

•	Base salary

•	Annual bonus

•	Equity incentives

•	Benefits and perquisites.

ABM has chosen these primary elements because each supports achievement of one or more of ABM’s compensation objectives, and ABM believes that together they will be effective in this regard. Although each element is described separately in this document, the Compensation Committee considers each element to be part of a total compensation package and, therefore, the Compensation Committee considers the impact on each executive’s total compensation when making decisions pertaining to base salary, short- and long-term incentives, benefits and perquisites. More information about the value of these various compensation components for the NEOs is provided below in the Summary Compensation and Grants of Plan-Based Awards Tables.

Base Salary

The Compensation Committee generally reviews and approves base salaries for executives in the first fiscal quarter, and as needed in connection with recruitment, promotions or other changes in responsibilities. Base salary increases raise the potential annual bonus and equity awards described in the following sections because these elements are based on a percentage of base salary, and the Compensation Committee considers the impact on these other elements in making base salary decisions. Potential severance benefits are also increased when base salaries are increased.

Base salaries are set at a level which the Compensation Committee believes will effectively reward, attract and retain necessary talent, considering the factors described previously. In establishing compensation levels, the Compensation Committee also considers the internal relationship of positions based on scope and level of responsibility, impact on the Company or on the business unit, the background and skills required to perform the position responsibilities, and the NEO’s experience and individual performance. This consideration includes the relationship of the NEOs’ compensation to the CEO’s compensation. Based on this review, the Committee determined that for fiscal year 2007 most increases in the total target compensation for the NEOs would be made with respect to target bonuses, and for Mr. Slipsager with respect to equity compensation. However, three of the NEOs received base salary increases. Mr. McClure received an increase based on performance and market position in comparison to Peer Group salaries and to other ABM executives; Mr. Zaccagnini received an increase to reflect the expansion of his responsibilities to include ABM’s Security business; and Ms. Auwers received an increase to position her compensation closer to pay for positions with similar responsibilities in the Peer Group. The CEO Committee for Mr. Slipsager and the Compensation Committee for Mr. Sundby determined that their base salaries were appropriate and no increases were made.

Annual Bonus

ABM has an annual cash performance incentive program (“PIP”) for executives to motivate and reward achievement of annual financial and performance objectives and to provide a competitive total compensation opportunity in support of compensation objectives. The PIP provides short-term incentive award opportunities for executives based on ABM’s financial performance, operating company and department performance and individual performance. All 2007 NEOs, other than the CEO and CFO, participated in this program; however their payments are subject to the limits of the Executive Officer Incentive Plan (“EOIP”) discussed below. Under the PIP, the Compensation Committee establishes a target bonus for each executive based on a multiple of base salary. In addition, each executive’s target bonus is weighted based on company, business unit (or department for certain corporate executives) objectives and individual performance objectives to reflect the different responsibilities and appropriate incentives. The Compensation Committee approves the company and business unit objectives, the threshold and range of awards related to these objectives, and the range of awards related to the department and individual performance objectives. The CEO approves the department and individual performance objectives. Generally, the performance criteria associated with the company and business unit objectives are objective, while those associated with department and individual performance objectives are subjective. With respect to the CEO, the Board of Directors adopts performance objectives and the CEO Committee establishes his target bonus. The range of his bonus is set forth in his employment agreement.

In the first quarter of 2007, the Compensation Committee increased Mr. McClure’s target bonus to better position him relative to bonuses for similar positions in the Peer Group and Mr. Zaccagnini’s target bonus to reflect the expansion of his responsibilities to include the Security business and to better position him relative to bonuses for similar positions in the Peer Group. Ms. Auwers’s and Mr. Sundby’s target bonuses were not changed. The CEO Committee also increased the CEO’s target bonus to better position his bonus relative to bonuses for similar positions in the Peer Group. The potential range of bonuses for the NEOs remained at 0 to 150% for the CEO and 0 to 180% for the other NEOs.

Target bonus levels for financial performance are based on budget expectations at the beginning of the fiscal year; achievement above that level will lead to higher bonus payments with achievements below that level reducing the payment. No bonuses for financial performance are paid below a performance threshold. Since positions held by the NEOs have differing areas of focus, scope and impact on ABM, the relative weighting of company objectives, business unit objectives, department performance objectives and individual performance objectives varies based on position and responsibilities.

Bonuses for the NEOs other than the CEO are based on the assessment of company, business unit (or department) performance results and individual performance, weighted according to the individual criteria for each NEO. Following the end of the fiscal year, management submits to the Compensation Committee the results of the company and business unit financial objectives for the preceding year and the CEO submits to the Compensation Committee his assessment of the achievement of the department and individual performance objectives, as well as self assessments by the CEO and each other NEO. The Compensation Committee discusses the CEO’s assessments of the other NEOs with the CEO and has discretion to modify his assessments. In addition, the Compensation Committee may adjust the company and business unit performance results to take into consideration unusual items such as acquisitions or divestitures. A performance level that meets expectations leads to a payment at target, while an outstanding performance assessment will lead to the highest payment contemplated.

The CEO’s performance objectives are adopted by the nonmanagement directors each year following a discussion of the most important objectives for the Company in the coming year. Mr. Slipsager participates in this process by submitting to the nonmanagement directors his proposed objectives. The proposal is reviewed by the Compensation Committee, which recommends the annual performance objectives for the CEO after input from and discussion with the nonmanagement directors. Mr. Slipsager’s performance is assessed through an evaluation process involving each of the directors. After the end of each fiscal year, the Chairs of the Audit Committee, Compensation Committee and Governance Committee interview each director concerning the Chief Executive Officer’s performance against the performance objectives adopted at the beginning of the year. The results of the interviews are reported to the Compensation Committee, after which the Compensation Committee determines its recommendation of the percentage of target bonus to be awarded to the CEO based upon the assessment. The Compensation Committee then makes its recommendation for the CEO’s bonus to the CEO Committee, which approves the bonus.

The 2007 performance objectives established by the nonmanagement members of the Board of Directors for Mr. Slipsager included meeting or exceeding ABM’s budget for fiscal year 2007 as reviewed by the Board in October 2006, continuing a prudent acquisition program, management development, continuing development of a branding program, and beginning the implementation of a shared services platform. After the close of the fiscal year, the Compensation Committee considered the assessment of Mr. Slipsager’s performance by the nonmanagement directors and recommended to the CEO Committee a payment equal to 130% of the CEO’s target bonus based on the Company’s exceeding its 2007 budget, the acquisitions of OneSource Services, Inc. and Health Services Parking of America, Inc., which enhance ABM’s market position in its janitorial and parking businesses, the successful recruitment of several senior executives, including a new CFO, and the progress in implementing ABM’s Shared Services Center, also taking into consideration the delay in branding improvements due to the focus on a major acquisition. Based on this assessment and the Compensation Committee’s recommendation, the CEO Committee approved Mr. Slipsager’s bonus.

The 2007 PIP company objectives for the NEOs other than the CEO were based on net income from continuing operations relative to budget and to prior year. Business unit objectives included 2007 pre-tax income relative to budget and prior year, as well as days sales outstanding (DSO) targets to provide incentives to executives to reduce the time to collect accounts receivable. The individual and department performance objectives vary depending upon the nature of responsibilities of each executive but include such items as succession planning, diversity goals, and management training. The target bonuses, maximum bonuses, bonus payments, and for the NEOs other than Mr. Slipsager, the relative weighting and performance levels are set forth in the following table:

2007 Bonus Targets, Weighting, and Awards

		Target	Target	Maximum		2007 Bonus	2007
	Base	Bonus	Bonus	Bonus	Performance Factors	As Percentage	Bonus
NEO	Salary	(%)(1)	($)	($)(2)	And Weighting	Of Target	($)

Mr. Slipsager	$700,000	80%	$560,000	$837,900	n/a(3)	130.0%	$728,000
Mr. McClure	$450,000	65%	$292,500	$478,800	Corporate, 20% Janitorial, 40% Individual, 40%	117.6%	$343,980
Mr. Zaccagnini	$420,000	55%	$231,000	$359,100	Corporate, 20% Engineering, Parking, Security and Lighting, 40% Individual, 40%	99.8%	$230,630
Ms. Auwers	$325,000	40%	$130,000	$234,000	Corporate, 50% Individual, 30% Department, 20%	107.0%	$139,100

(1)	Percentage of base salary.

(2)	150% of target for Mr. Slipsager; 180% for other NEOs, up to the maximums permitted under provisions of the EOIP.

(3)	The determination of the factors and their weighting is in the discretion of the independent and outside members of the Board of Directors.

In 2007, the CFO did not participate in the PIP. In March 2007 ABM amended the employment agreement of Mr. Sundby and extended the termination date from October 31, 2007 to December 31, 2007, continuing at an annual salary of $360,000. In the amendment, in contemplation of Mr. Sundby’s resignation at the end of calendar 2007, in lieu of Mr. Sundby’s potential bonus under the PIP, ABM agreed to pay Mr. Sundby a 2007 bonus equal to 50% of his base salary and an additional bonus of $100,000 if ABM’s 2007 Annual Report Form 10-K was filed on a timely basis and there were effective internal control over ABM’s financial reporting, as assessed by the CEO and subject to approval by the Compensation Committee. The agreement to pay Mr. Sundby a bonus equal to 50% of his base salary replaced a target bonus of an equal amount that might have ranged from 0 to 180% of the target amount under the PIP and that was to be based 60% on company performance and 40% on individual performance. The amendment also provided for a severance payment of $540,000 upon the resignation of the CFO in December 2007. The Committee believed that such payment was reasonable given the Board of Directors’ decision to relocate corporate headquarters from San Francisco to New York City and the desire to ensure a smooth transition between CFOs. Mr. Sundby resigned from ABM on December 31, 2007 and received each of the contracted amounts. In addition, the Compensation Committee, in acknowledgement of Mr. Sundby’s efforts in the CFO transition, approved the bonus amount for Mr. Sundby that he would have been paid under the PIP. As a result Mr. Sundby received a 2007 bonus payment of $201,600 for 2007 and, an additional bonus of $100,000 in connection with the filing of the Annual Report on Form 10-K and an assessment of ABM’s financial controls, and a severance payment of $540,000 in 2008.

The EOIP, which was approved by ABM shareholders in 2006, sets limits on the PIP payments to the NEOs based on the Company’s actual financial results. The aggregate fund available for awards under the EOIP is three percent of pre-tax operating income for the award year. The purpose of the EOIP is to advance and promote the interests of the Company and its shareholders by ensuring that there is a direct relationship between the Company’s financial results and the funding of incentives for eligible executives. ABM believes that executive officers’ bonuses will be fully deductible under Section 162(m) of the Internal Revenue Code because of the performance-based funding of the EOIP. See “Accounting and Tax Considerations” below. The executives eligible to participate in the EOIP are the individuals who are the NEOs for that fiscal year, and any payments that they may be eligible for in connection with PIP are subject to the limits of the EOIP. The EOIP is administered by the Compensation Committee for all NEOs other than the CEO. The CEO Committee administers the EOIP for the CEO.

At the beginning of each fiscal year the Compensation Committee establishes the maximum percentages of the aggregate fund to be awarded to each of the named executive officers. For 2007 the maximum percentages and amounts, as a percentage of the aggregate fund, were:

EOIP 2007 Maximum Percentage Awards and Amounts

	Maximum	Maximum Award ($)
Named Executive Officer	Award%	(thousands)

3% Pre-Tax Operating Income	100%	2,394
Chief Executive Officer	35%	838
Second covered executive	20%	479
Each remaining covered executive	15%	359

Under certain circumstances, the Compensation Committee and CEO Committee have authority to adjust the pre-tax operating income for purposes of calculating the EOIP award limits. No adjustments were made in 2007, and all bonus payments made under the PIP and to the CEO were within the EOIP limitations.

Equity Incentives

Equity incentives create a direct link between executive compensation and shareholder returns by tying a significant portion of total compensation to the performance of ABM’s stock. ABM relies on equity incentives to provide a significant percentage of each executive’s retirement portfolio and encourage them to remain at ABM. Because ABM does not have a defined benefit pension plan (other than the SERP and SAB plans discussed below which are closed to new employees) or a supplemental retirement plan in which executives can receiving matching funds for the deferral of compensation beyond the limits of the ABM 401(k) plan, equity compensation is the primary retirement vehicle for senior executives. Equity-based awards are granted under our 2006 Equity Incentive Plan (the “Plan”), which has been approved by our shareholders. The NEOs other than Mr. Sundby also continue to receive benefits from the vesting and appreciation of prior equity grants.

In determining the equity incentives to be granted to each executive, the Compensation Committee considers, in addition to the factors previously described, each individual’s accumulated vested and unvested awards, the current value of the awards, comparison of individual awards between executives and in relation to other compensation elements, and total accounting expense of existing awards.

Equity awards may be granted to senior executives annually (or, in the case of newly hired executives, at the time they join ABM), but may also be granted from time to time in connection with promotions or assumption of additional responsibilities, as well as to promote retention, and/or to create focus on specific performance objectives.

•	Stock Options: ABM believes stock options focus executives on managing ABM from the long-term perspective of an owner with an equity stake in the business. Stock options provide value to the recipient only if the price of ABM’s common stock increases above the option exercise price. Because of this linkage to increased shareholder returns and competitive practice, stock options are included as a significant component of equity compensation, and represent a higher percentage of total long-term incentives for the CEO than other NEOs. Stock options granted under the 2006 Equity Incentive Plan have an exercise price equal to the fair market value of ABM stock on the date of grant and vest on the anniversary date over four years. Stock options are granted for a maximum term of seven years and are subject to earlier termination three months following a termination of employment. All 2007 grants are nonqualified stock options.

Restricted Stock Units:  A portion of long-term incentives is delivered in units representing full value shares of ABM’s common stock to promote retention and an ownership perspective. Unlike stock options, full value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by our shareholders, but provide superior retention value compared to stock options if ABM’s common stock price does not significantly appreciate. In general, ABM believes the grant or vesting of a significant percentage of full value share awards for executives should be based on performance against annual or long-term objectives (“Performance Shares”) unless they are made to offset compensation from a prior employer in the case of a new hire. However, to meet ABM’s objective to retain key executive talent, ABM also grants restricted stock units that vest based only on continued service with ABM (“Service Units”). Fifty percent of the Service Units vest two years from the grant date and the remainder four years from the grant date.

Performance Shares vest based on two or three year financial performance measures for ABM. The threshold, target and maximum performance goals are established with the intention that achieving ABM’s budgeted growth rate for the current year over the full performance period will result in the vesting of approximately 70-80% of the Performance Shares granted. If ABM’s financial results exceed budgeted levels, up to 100% of the Performance Shares may vest, and if ABM does not meet certain levels of financial performance, none of the Performance Shares will vest.

The Compensation Committee generally approves an award of a specific dollar value for each recipient based on a multiple of the recipient’s base salary. For Mr. Slipsager, awards may range from 100% to 200% of base salary. For Messrs. McClure, Zaccagnini and Sundby the awards may range from 75% to 125% of base salary. For Ms. Auwers, the awards may range from 30% to 100% of base salary. Under guidelines utilized by the Compensation Committee for awards made thus far under the 2006 Equity Incentive Plan, the dollar value of the awards has been distributed among the following equity vehicles:

Equity Grant Value Distribution

Executive	Stock Options	Service Units	Performance Shares

CEO	33.3%	33.3%	33.3%
Other NEOs	25.0%	25.0%	50.0%

The number of shares granted is calculated for stock options based on the Black Scholes value and for Service Units and Performance Shares based on the fair market value of ABM stock on the effective date of the award.

Fiscal 2007 Equity Incentives

Since the first grants made under the 2006 Equity Incentive Plan were not awarded until October 2006, the Compensation Committee determined that the only employees who would be eligible for equity grant awards in fiscal year 2007 would be: (1) employees in eligible positions who did not receive an award in October 2006, (2) employees hired into an eligible position, (3) employees promoted from a position that was not eligible for an award into an eligible position or (4) employees who were already eligible for an award, but who had been promoted to a higher level position with higher grant guidelines.

In fiscal year 2007, therefore, the only NEO to whom equity grants were made was Mr. Slipsager, who did not receive a grant in 2006. Based on the award criteria discussed above, the Compensation Committee made the award at the level of 160% of Mr. Slipsager’s base salary. No other equity grants were awarded to NEOs in fiscal year 2007 because they received awards in October 2006.

Stock Ownership Guidelines

On October 2, 2006, the Compensation Committee adopted stock ownership guidelines for NEOs and other senior executives that are based on a multiple of base salary:

Stock Ownership Guidelines

Level	Guidelines

CEO	Shares with a fair market value equal to three times base salary
Executive Vice Presidents	Shares with a fair market value equal to two times base salary
Senior Vice Presidents and certain subsidiary senior officers	Shares with a fair market value equal to one times base salary

Executives are expected to achieve their targets within five years of becoming subject to the ownership guidelines. The Compensation Committee periodically assesses the guidelines and the officers’ ownership relative to these guidelines. Progress toward targeted ownership levels may be taken into consideration in future grants to executives. In addition, executives who are not at their targeted stock ownership level must hold 50% of the net shares realized from previous equity based grants for a minimum of one year. “Net shares realized” means unrestricted shares acquired by an executive under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and taxes withheld.

Benefits and Perquisites

The NEOs are eligible for customary employee benefits, which include, but are not limited to participation in ABM’s 401(k) Plan, as well as group life, health, and accidental death and disability insurance programs. In addition, the named executive officers other than Ms. Auwers qualify for benefits under the Supplemental Executive Retirement Plan, an unfunded retirement plan that closed to new participants prior to

Ms. Auwers’s employment. Mr. Slipsager and Mr. McClure also participate in the Service Award Benefit Plan, which provides participants upon termination with seven days of pay for each year of employment between November 1989 and January 2002, and which closed to new participants prior to the employment of Messrs. Sundby and Zaccagnini and Ms. Auwers.

The NEOs are also eligible to participate in ABM’s Employee Deferred Compensation Plan, which is an unfunded deferred compensation plan available to highly compensated employees. The Employee Deferred Compensation Plan benefits are shown in the “Nonqualified Deferred Compensation” table followed by a description of the plan.

ABM also provides perquisites to its officers, that may include an automobile allowance, parking allowance, medical insurance coverage, and club dues. The value and an explanation of the perquisites is shown in the “Summary Compensation Table” in the column headed “All Other Compensation.” While the perquisites are not and should not be a significant portion of overall compensation, we believe that they are necessary from an external competitiveness perspective and may help attract and retain key executives.

Change in Control and Other Severance Arrangements

ABM has entered into severance agreements with each of the NEOs to assure continuity of ABM’s senior management and to provide the NEOs with stated severance compensation should their employment with ABM be terminated under certain defined circumstances following a change in control (as defined in the agreements). The agreements are considered to be “double trigger” arrangements where the payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a change in control and (2) either the involuntary termination of employment with ABM (other than for “cause” as defined in the agreement) or the termination of employment with ABM by the executive for “good reason” as defined in the agreement. The potential benefits to executives are shown in the Potential Payments Following a Change in Control and Other Triggering Events Table and the agreements described in the narrative.

ABM has historically evaluated other types of severance benefits for executives on a case by case basis, with no formal plan in which all executives participated. In March 2007, the Compensation Committee approved an amendment to the CFO’s employment agreement that provided for a severance payment of $540,000 upon the resignation of the CFO in December 2007.

In December 2007 on recommendation of the Compensation Committee, the Board of Directors adopted a severance plan that provides compensation to executives whose employment is terminated without cause as cause is defined in the employment agreement between the Company and the executive. The plan was adopted following the Compensation Committee’s review of similar plans in the Peer Group and general industry. The plan provides salary and target bonus payments to the Company’s senior executives and salary payments to other executives, with the duration of payments dependent on the level of the executive’s position within the Company. ABM expects the severance plan to provide consistency of treatment for officers who are at similar levels in the organization and to protect ABM by requiring a release and post-employment non-competition restriction as a condition to a severance payment, retaining officers during periods of organizational change and assisting in recruiting new executives.

Messrs. McClure and Zaccagnini will be eligible for the severance plan upon the execution of the new form of employment agreement that contains post-employment restrictions on competitive activities. ABM expects to extend these agreements to Messrs. McClure and Zaccagnini in the second quarter of fiscal year 2008. Under provisions of the severance plan, Messrs. McClure and Zaccagnini will be eligible for continuation of salary and target bonus for 18 months if the executive is terminated without cause. In addition, during the 18 month severance period ABM would continue to pay the Company portion of medical coverage for the executive. Mr. Slipsager is not eligible under the severance, and Ms. Auwers who plans to retire in May 2008 will not be eligible.

In the event payments to Messrs. McClure and Zaccagnini are triggered under both the change-in-control severance agreement and the severance plan in the event of a change of control, the severance agreement states that amounts paid under the severance program (which are lower) will be credited against and reduce payments under the change-in-control severance agreement.

Accounting and Tax Considerations

ABM takes into consideration the accounting, tax and related financial implications to ABM and executives when designing compensation and benefit programs. In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided, and equity based compensation expense is recognized over the vesting period of the grant.

Subject to the exceptions and limits described below, ABM deducts for federal income tax purposes all payments of compensation and other benefits to executives. The amount of a tax deduction is generally equal to the amount of cash or the fair market value of stock or other noncash benefits provided to the executive. ABM does not deduct deferred compensation until the year that the deferred compensation is paid to the executive.

Section 162(m) of the Internal Revenue Code as interpreted by the Internal Revenue Service generally does not allow a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the three other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. ABM has considered the potential impact of Section 162(m) on ABM’s compensation plans and has determined that it is ABM’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent ABM determines it is consistent with ABM’s best interests. The EOIP in particular and ABM’s other compensation plans generally have been designed to permit ABM to grant awards that are not subject to the deduction limits of Section 162(m). ABM anticipates that executive officers’ bonuses will be fully deductible under Section 162(m). Performance Shares and nonqualified stock options granted under ABM’s 2006 Equity Incentive Plan are exempt from the deductibility limitation because such options qualify as “performance-based” compensation under Section 162(m). However, Service Units vest based only on continued service and are subject to the deduction limits of Section 162(m), and the vesting of Service Units may cause the compensation of one or more of the NEOs to exceed the Section 162(m) limits.

Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control of ABM and that ABM or its successors could lose an income tax deduction with respect to the payments subject to additional tax. ABM has severance agreements with the NEOs other than Mr. Sundby, but these agreements do not provide for a tax “gross up” or other reimbursement for tax amounts the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code. Payments and benefits under the severance agreements (as well as under all other agreements or plans covering the NEOs) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the named executive officer (the “modified cap”) with one exception. The exception is that any reduction may be made to the extent the NEO would be entitled to receive, on a net-after tax basis, at least 90% of the severance payment he or she would otherwise be entitled to under the severance agreement.

Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. ABM believes it is operating in compliance with Section 409A with respect to its compensation and benefits programs and has structured such programs and individual arrangements in a manner intended to comply with the requirements.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2007, and ABM’s 2008 proxy statement.

This report is provided by the following independent and outside directors, who comprise the Compensation Committee:

Linda L. Chavez (Committee Chair)
Maryellen C. Herringer
Henry L. Kotkins, Jr.

Compensation of Executive Officers

The following tables and accompanying narrative describe the compensation of the NEOs and the ABM executive compensation program.

Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total

Henrik C. Slipsager	2007	$700,000			$139,398	$774,477	$728,000	$20,379	$43,277	$2,405,531
President and Chief Executive Officer
George B. Sundby	2007	$360,000	$201,600	(6)	$0	$426,013	$0	$5,514	$39,538	$1,032,665
Executive Vice President and Chief Financial Officer
James P. McClure	2007	$450,000			$127,720	$633,341	$343,980	$8,259	$32,214	$1,595,514
Executive Vice President and President, ABM Janitorial
Steven M. Zaccagnini	2007	$420,000			$113,532	$536,905	$230,630	$5,094	$28,603	$1,334,764
Executive Vice President and President, ABM Facility Services
Linda S. Auwers	2007	$325,000			$78,735	$498,424	$139,100	$0	$23,377	$1,064,636
Senior Vice President, General Counsel and Secretary

(1)	Amounts represent amounts recognized for financial statement purposes in 2007 for restricted stock units granted in 2007 and prior years in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 Share-Based Payment (“SFAS 123R”) disregarding the estimate of forfeitures related to service-based vesting conditions. Refer to Note 10, “Share Based Compensation Plans” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for the relevant assumptions used to determine the compensation expense of such awards.

(2)	Amounts represent amounts recognized for financial statement purposes in 2007 for stock options granted in 2007 and prior years in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. In 2007 these amounts include significant expenses recognized as a result of the vesting of certain price-vested stock option grants. Refer to Note 10, “Share Based Compensation Plans” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for the relevant assumptions used to determine the compensation expense of such awards.

(3)	Amounts represent annual bonus under the EOIP and PIP. These bonuses were earned in 2007 and paid in January 2008.

(4)	Amounts attributable to the following: Mr. Slipsager: change in value of SERP, $19,531; change in value of SAB, $692; and above-market interest in the Employee Deferred Compensation Plan, $156. Mr. Sundby: change in value of SERP, $5,514. Mr. McClure: change in value of SERP, $6,984, and change in value of SAB, $1,275. Mr. Zaccagnini: change in value of SERP, $4,677; and above-market interest in the Employee Deferred Compensation Plan, $417.

(5)	Amounts represent the following:

Mr. Slipsager: ABM contribution to 401(k) plan, $9,000; auto allowance and auto expenses, $15,752; club dues, $14,905; and parking, $3,621. Mr. Sundby: ABM contribution to 401(k) plan, $9,000; auto allowance and auto expenses, $13,028; club dues, $10,590; parking, $3,600; medical exam, $2,900; and credit card fees and airline club fees, $420. Mr. McClure: ABM contribution to 401(k) plan, $9,000; auto allowance and auto expenses, $12,972; club dues, $9,792; and credit card fees, $450. Mr. Zaccagnini: ABM contribution to 401(k) plan, $9,000; auto allowance and auto expenses, $12,195; club dues, $7,058; and airline club fees, $350. Ms. Auwers: ABM contribution to 401(k) plan $9,000; auto allowance and auto expenses, $10,722; payment in lieu of parking expenses, $3,600; and credit card fees, $55.

(6)	Amounts represent a bonus payment of $180,000 made to Mr. Sundby in accordance with the amendment of his employment agreement in 2007 and a discretionary bonus of $21,600.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Base Price	of Stock
		Under Non-Equity Incentive			Under Equity Incentive			Stock or	Underlying	of Option	and Option
Name	Grant Date	Plan Awards(1)			Plan Awards			Units	Options	Awards	Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
					(#)	(#)	(#)

Henrik Slipsager	n/a	$0	$560,000	$837,900
	03/13/2007				7,252(2)	10,152(2)	14,504(2)				$373,333
	03/13/2007								58,885(4)	$25.740	$373,333
	03/13/2007							14,504(3)			$373,333
George Sundby	n/a	$0	$0	$0	0	0	0
James McClure	n/a	$0	$292,500	$478,800	0	0	0
Steven Zaccagnini	n/a	$0	$231,000	$359,100	0	0	0
Linda Auwers	n/a	$0	$130,000	$234,000	0	0	0

(1)	Represents the annual bonus opportunity for 2007 under provisions of the EOIP and the PIP. The target award is calculated by multiplying each NEO’s base salary by his/her target bonus percentage and is subject to the limits set forth under the EOIP. The maximum award is 150% of target for Mr. Slipsager and 180% of target for all other NEOs, not to exceed the maximum under the EOIP. Actual payments made for 2007 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents restricted stock units (“RSUs”) in the form of 14,504 Performance Shares under the 2006 Equity Incentive Plan. The performance period is the three-year period beginning November 1, 2006. If ABM achieves its three-year average revenue target and three-year average profit margin target for the performance period, 70% of the Performance Shares will vest following completion of fiscal year 2009. If ABM exceeds its financial targets, up to 100% of the Performance Shares will vest. If ABM does not meet its financial targets, a smaller percentage of the Performance Shares will vest (with a threshold of 50% of the shares vesting), and no Performance Shares will vest if the three-year average revenue is less than $3.05 billion or the three-year average profit margin is less than 2.25%. Vesting criteria are subject to adjustment by the Compensation Committee for events such as acquisitions and divestitures. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional Performance Shares, subject to the same terms and conditions as the underlying Performance Shares.

(3)	Represents RSUs in the form of 14,504 Service Units under the 2006 Equity Incentive Plan. Fifty percent vest on the second anniversary of the grant date and the remainder vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional Service Units, subject to the same terms and conditions as the underlying Service Units.

(4)	Represents options to acquire 58,885 shares of common stock under the 2006 Equity Incentive Plan. The exercise price of the options is the closing price of ABM stock on the grant date. Options with respect to 25% of the shares vest on each of the first four anniversaries of the grant date. The options expire seven years from the grant date.

Messrs. Slipsager, McClure and Zaccagnini and Ms. Auwers have employment agreements that provide for annual salaries and bonuses. The annual bonuses for the NEOs other than the CEO were based on performance objectives for each described under “Compensation Discussion and Analysis.” Year-end measurement against these objectives resulted in payments to Mr. Slipsager of 130% of target, to Mr. McClure of 117.6% of target, to Mr. Zaccagnini of 99.8% of target, and to Ms. Auwers of 107% of target. In addition the NEOs are eligible for the other compensation programs, benefits and perquisites described above. The employment agreements automatically renew for a period of one year unless ABM notifies the executive 90 days prior to the termination date that it does not plan to renew the agreement. The agreements include provisions by which ABM may modify their employment by removing them from their positions and changing their employment status to part-time, for which they will receive the base compensation in effect at the time of modification for the remainder of the term but will not be eligible for bonus compensation. The agreements also contain post-employment restrictions on solicitation of customers and employees. The agreements terminate on October 31, 2008, although the Company may terminate their employment prior to that date with cause.

Mr. Sundby’s employment agreement, which contained similar provisions, terminated on December 31, 2007. In March 2007 ABM amended the employment agreement of Mr. Sundby and extended the termination date from October 31, 2007, to December 31, 2007. In the amendment, in contemplation of Mr. Sundby’s resignation at the end of calendar 2007, ABM agreed to certain bonus payments that are described under “Compensation Discussion and Analysis.” In addition, at year end, Mr. Sundby received the bonus payment that he would have been paid under the PIP, which resulted in an additional payment of $21,600.

Outstanding Equity Awards At Fiscal Year End

	Option Awards						Stock Awards
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
											Plan Awards:	Market or
											Number of	Payout Value
			Number of	Number of					Number of	Market	Unearned	of Unearned
			Securities	Securities					Shares or	Value	Shares, Units	Shares, Units
			Underlying	Underlying			Stock		Units of	of Shares	or Other	or Other
	Option		Unexercised	Unexercised	Option	Option	Award		Stock That	or Units	Rights That	Rights That
	Grant	Foot-	Options	Options	Exercise	Expiration	Grant	Foot-	Have Not	That Have	Have Not	Have Not
Name	Date	note	Exercisable	Unexercisable	Price	Date	Date	note	Vested	Not Vested(8)	Vested	Vested(8)

Henrik Slipsager	12/16/97	1	0	20,000	$14.7030		3/13/07	5	14,720	$346,214
	3/17/98	1	0	5,000	$18.2970		3/13/07	6			7,360	$173,181
	3/17/98	2	20,000	0	$18.2970	3/17/08
	3/17/98	3	40,000	0	$18.2970	03/17/08
	12/19/00	2	40,000	0	$15.3750	12/19/10
	12/19/00	1	0	5,000	$15.3750
	12/19/00	3	80,000	0	$15.3750	12/19/10
	9/9/02	3	25,000	75,000	$16.8250	09/09/12
	6/14/05	3	100,000	0	$18.3000	06/14/15
	9/14/05	2	40,000	60,000	$20.9000	09/14/15
	11/29/05	2	11,400	45,600	$20.8300	11/29/15
	3/13/07	4	0	58,885	$25.7400	03/13/14

George Sundby	12/11/01	1	0	20,000	$15.29	12/31/07
	9/9/02	3	0	30,000	$16.825	12/31/07
	3/24/05	2	0	16,800	$21.81	12/31/07
	3/24/05	3	5,750	5,750	$21.70	3/30/08

James McClure	3/21/95	1	0	4,000	$5.6250		10/2/06	5	6,290	$147,941
	12/16/97	1	0	15,000	$14.7030		10/2/06	7			10,063	$236,682
	3/17/98	1	0	5,000	$18.2970	3/17/08
	3/17/98	2	20,000	0	$18.2970	3/17/08
	3/17/98	3	80,000	0	$18.2970
	12/19/00	1	0	5,000	$15.3750
	12/19/00	2	20,000	0	$15.3750	12/19/10
	12/19/00	3	40,000	0	$15.3750	12/19/10
	9/9/02	3	20,000	60,000	$16.8250	9/9/12
	6/14/05	3	120,000	0	$18.3000	6/14/15
	9/14/05	2	2,256	3,484	$20.9000	9/14/15
	10/2/06	4	5,911	17,735	$18.7100	10/2/13

Steven Zaccagnini	9/9/02	3	10,000	30,000	$16.8250	9/9/12	10/2/06	5	5,591	$131,500
	1/23/03	2	48,000	12,000	$15.1600	1/23/13	10/2/06	7			8,945	$210,386
	6/14/05	3	100,000	0	$18.3000	6/14/15
	10/2/06	4	5,254	15,765	$18.7100	10/2/13

Linda Auwers	5/7/03	3	80,000	0	$13.9500	5/7/13	10/2/06	5	3,877	$91,187
	5/7/03	2	32,000	8,000	$13.9500	5/7/13	10/2/06	7			6,204	$145,918
	6/14/05	3	75,000	0	$18.3000	6/14/15
	10/2/06	4	3,644	10,933	$18.7100	10/2/13

(1)	Age-vested options. The options become exercisable with respect to 50% of the underlying shares on the optionee’s 61st birthday, and 50% on the optionee’s 64th birthday if still employed. Vested options expire one year after termination of employment. Mr. Slipsager will reach his 61st birthday on January 12, 2016 and his 64th birthday on January 12, 2019. Mr. McClure will reach his 61st birthday on February 14, 2018 and his 64th birthday on February 14, 2021. Mr. Sundby’s options were cancelled upon his resignation on December 31, 2007.

(2)	Options become exercisable with respect to 20% of the underlying shares on the anniversary of the grant date for five succeeding years.

(3)	Price-vested options. The options provide that if ABM common stock closes at a designated price for ten days during a period of 30 consecutive trading days within the first four years after grant, the options will become exercisable following the tenth day. However, if options did not become exercisable during first four years after grant, then they become exercisable if employment continues on the eighth anniversary of the grant date. The remaining price point for the unexercisable portion of the grant to Mr. Sundby on March 24, 2005, is $30. The unexercisable portion of Mr. Sundby’s grant was cancelled upon Mr. Sundby’s resignation on December 31, 2007. The other unexercisable price-vested options will become exercisable eight years from date of grant unless the optionee’s employment has terminated prior to that date.

(4)	Options become exercisable with respect to 25% of the underlying shares on the anniversary date of the grant for four succeeding years.

(5)	Service Units. Fifty percent of the Service Units vest on the second anniversary of the grant date and the remainder vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional Service Units, subject to the same terms and conditions as the underlying Service Units. The number of Service Units shown includes the dividend equivalents through October 31, 2007.

(6)	Performance Shares. On March 13, 2007, Mr. Slipsager was granted RSUs in the form of 14,504 Performance Shares under the 2006 Equity Incentive Plan. The performance period is the three-year period beginning November 1, 2006. If ABM achieves its three-year average revenue target and three-year average profit margin target for the performance period, 70% of the Performance Shares will vest following completion of fiscal year 2009. If ABM exceeds its financial targets, up to 100% of the Performance Shares will vest. If ABM does not meet its financial targets, a smaller percentage of the Performance Shares will vest (with a threshold of 50% of the shares vesting), and no Performance Shares will vest if the three-year average revenue is less than $3.05 billion or the three-year average profit margin is less than 2.25%. Vesting criteria are subject to adjustment by the Compensation Committee for events such as acquisitions and divestitures. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional Performance Shares, subject to the same terms and conditions as the underlying Performance Shares. The number of Performance Shares shown represents the threshold number of Performance Shares plus dividend equivalents through October 31, 2007.

(7)	Performance Shares. On October 2, 2006, Messrs. McClure and Zaccagnini and Ms. Auwers were granted RSUs in the form of Performance Shares under the 2006 Equity Incentive Plan. Mr. McClure was granted 12,271 Performance Shares, Mr. Zaccagnini was granted 10,908 and Ms. Auwers was granted 7,565. The performance period is the two-year period beginning November 1, 2006. If ABM achieves its two-year average revenue target and two-year average profit margin target for the performance period, 80% of the Performance Shares will vest following completion of fiscal year 2008. If ABM exceeds its financial targets, up to 100% of the Performance Shares will vest. If ABM does not meet its financial targets, a smaller percentage of the Performance Shares will vest (with a threshold of 50% of the shares vesting), and no Performance Shares will vest if the two-year average revenue is less than $2.8 billion or the two-year average profit margin is less than 2.25%. Vesting criteria are subject to adjustment by the Compensation Committee for events such as acquisitions and divestitures. When cash dividends are paid on ABM common stock, dividend equivalents are credited which are converted into additional Performance Shares, subject to the same terms and conditions as the underlying Performance Shares. The number of Performance Shares shown represents the target number of Performance Shares plus dividend equivalents through October 31, 2007.

(8)	Determined based on $23.52, the closing price of ABM common stock on the NYSE on October 31, 2007, the end of the last completed fiscal year.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
			Number of	Value
	Number of Shares		Shares	Realized
	Acquired on	Value Realized on	Acquired on	on Vesting
Name	Exercise	Exercise ($)(1)	Vesting	($)

Henrik Slipsager	50,000	$783,100	0	0
George Sundby	202,700	$1,827,472	0	0
James McClure	0	0	0	0
Steven Zaccagnini	0	0	0	0
Linda Auwers	0	0	0	0

(1)	Amounts consist of difference between the closing price of ABM common stock on the dates of exercise and the exercise prices of the options.

Pension and Deferred Compensation Benefits

The following tables and accompanying narrative describe benefits to the NEOs under the Service Award Benefit Plan (“SAB”), Supplemental Executive Retirement Plan (“SERP”) and the Employee Deferred Compensation Plan.

	Pension Benefits
		Number of	Present Value of
		Years of	Accumulated	Payment During
Name	Plan Name	Credited Service	Benefit(3)	Last Fiscal Year

Henrik Slipsager	SAB(1)	5	$20,318	$0
	SERP(2)	10	$345,069	$0
George Sundby	SERP(2)	7	$32,629	$0
James McClure	SAB(1)	12	$43,257	$0
	SERP(2)	10	$73,981	$0
Steven Zaccagnini	SERP(2)	6	$24,379	$0

(1)	SAB, an unfunded service award benefit plan, is a “severance pay plan” as defined in the Employee Retirement Income Security Act (“ERISA”) and covers certain qualified employees. The plan provides participants, upon termination, with a guaranteed seven days of pay for each year of employment between November, 1989, and January, 2002, payable in a lump sum. The amount of the payment is based on the final average W-2 compensation, up to a maximum of $175,000, received by the participant during their last three full years of full-time employment with ABM. The amount of payment under the plan, together with any other severance paid to the employee, cannot exceed two times the compensation received by the employee in the twelve-month period preceding termination of employment. If the employee is terminated for cause, the employee forfeits any benefits payable under the plan. At the end of fiscal year 2007, 132 active employees were eligible in the plan.

(2)	SERP. ABM has unfunded retirement arrangements with 46 current and former senior executives, including two current directors who were former senior executives. Many of the retirement plan participants are fully vested, which occurs after ten years of eligible service. The retirement arrangements provide for monthly benefits for ten years commencing on the respective retirement dates of those executives or age 65, whichever is later. The benefits are vested pro rata during a ten-year vesting period, which began with the participant being named an officer of ABM or a subsidiary. Messrs. Slipsager and McClure are fully vested in the SERP. Effective December 31, 2002, this plan was amended to preclude new participants. When fully vested, the current supplemental executive retirement benefits provide the following for participating NEOs:

SERP Participant	Aggregate Payments

Mr. Slipsager	$1,000,000
Mr. McClure	$250,000
Mr. Zaccagnini	$150,000

These benefits will be paid out 1/120 per month after the later to occur of (1) the executive’s 65th birthday or (2) the executive’s retirement. Mr. Sundby’s employment resignation occurred prior to full vesting. He will receive monthly benefits of $822.91 for ten years commencing at age 65.

(3)	The material assumptions used to calculate the net present value are included in Note 6, “Employee Benefit and Incentive Plans” in the Notes to Consolidated Financial Statements included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2007, except for the assumed retirement age under the SAB plan which is age 62, the age at which an individual is eligible for full benefits under the plan.

Nonqualified Deferred Compensation Plan

	Executive	ABM		Aggregate
	Contribution in	Contribution in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY ($)(1)	Last FY ($)	in Last FY ($)(2)	Distributions ($)	at Last FE ($)

Henrik Slipsager	$50,866	$0	$2,697	$0	$53,563
George Sundby
James McClure
Steven Zaccagnini	$0	$0	$5,188	$0	$84,450
Linda Auwers

(1)	The $50,866 is included in the “salary” column of the Summary Compensation Table.

(2)	The interest rate under the plan in 2007 averaged 6.39%. The amounts of interest that represent above-market interest are included in the “All Other Compensation” column of the Summary Compensation Table and were $156 for Mr. Slipsager and $417 for Mr. Zaccagnini.

ABM’s Employee Deferred Compensation Plan is an unfunded deferred compensation plan available to the NEOs and other employees whose annualized base salary exceeds $100,000. The Employee Deferred Compensation Plan allows participants to make pre-tax contribution from 1% to 20% of their compensation, including base pay and bonuses. Elections to defer base salary must be made no later than December 31 of the year preceding the year in which deferral begins. Elections to defer performance-based bonuses must be made no later than six months prior to the end of the applicable performance period. Executives receive distributions from the Employee Deferred Compensation Plan upon termination of employment and may elect to receive these distributions in a single lump sum, four annual installments, or ten annual installments, based on earlier elections made in accordance with the Employee Deferred Compensation Plan provisions. In addition, if, upon termination, a participants wants to change his or her distribution, the change cannot be effective for at least twelve months and the date of payment must be at least five years after the previously scheduled date of distribution. The Employee Deferred Compensation Plan also permits hardship distributions. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the interest rate is equal to 6% plus one-half of the excess prime rate over 6%. Effective April 1, 2007, ABM amended the Employee Deferred Compensation Plan to cap interest at 120% of the long term applicable federal rate, compounded quarterly.

Potential Benefits on Termination

The following tables and accompanying narrative contain information with respect to potential payments upon termination of employment after a change of control, resignation or retirement, termination for cause, termination without cause, and death and disability, assuming the termination occurred on October 31, 2007.

Potential Payments Following A Change In Control and Other Triggering Events(1)

				Equity Grants		Present
				Vesting As A	Non-Qualified	Value of
	Unpaid Annual		Health and	Result of	Deferred Comp	Accumulated
	Bonus	Severance	ERISA Welfare	Change in	Aggregate	Pension
Name	For 2007(2)	Compensation(3)	Benefits(4)	Control(5)	Balance	Benefit	Total(6)

Henrik Slipsager	$728,000	$3,780,000	$20,607	$757,230	$53,563	$365,387	$5,704,787
George Sundby	$201,600	$1,080,000	$21,600	$211,315	$0	$32,629	$1,547,144
James McClure	$343,980	$1,485,000	$20,607	$930,804	$0	$117,238	$2,897,629
Steven Zaccagnini	$230,630	$1,302,000	$25,308	$671,181	$84,450	$24,379	$2,337,948
Linda Auwers	$139,100	$910,000	$18,900	$402,732	$0	$0	$1,470,732

(1)	This table estimates potential payments for each NEO if there had been a change in control and either the executive had been terminated involuntarily or the executive had terminated employment for “good reason” effective October 31, 2007.

(2)	Amount is actual annual bonus for 2007.

(3)	Amounts are based on three times Mr. Slipsager’s annual cash compensation and two times the annual cash compensation of the other NEOs.

(4)	Amount is estimated Company cost for health and welfare benefits for 18 months using assumptions for financial reporting purposes under generally accepted accounting principles. Ms. Auwers presently does not participate in Company health coverage plan. ABM’s cost for Ms. Auwers’ medical benefits are based on the annual cost for PPO silver coverage in California.

(5)	Value is based on October 31, 2007, closing price of $23.52. The value does not include the value of exercisable stock options as of October 31, 2007.

(6)	Amounts do not include potential accrued but unused vacation and any unpaid base salary for employment through termination date. Amounts shown are subject to reduction, as described below.

The severance agreements with the NEOs provide that if a change in control occurs during the term of the agreement, executive will receive the stated benefits upon involuntary termination (other than for cause) or resignation for good reason. The stated benefits for the executive consist of:

•	Lump sum payment equal to three times the sum of base salary and target bonus for Mr. Slipsager, and two times the sum of base salary and target bonus for other NEOs.

•	Continuation of all health benefits or reasonably equivalent benefits for 18 months following the date of termination.

•	Lump sum payment of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period that ended prior to the termination date. In addition, any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to service for the performance period in which the termination takes place will also be paid in a lump sum.

Any payments under the severance agreements will be reduced to the extent that the NEO receives payments under his or her employment agreement with ABM following a termination of employment.

Payments and benefits under the severance agreements (as well as under all other agreements or plans covering the NEOs) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the named executive officer (the “modified cap”) with one exception. The exception is that any reduction may be made to the extent the NEO would be entitled to receive, on a net-after tax basis, at least 90% of the severance payment he or she would otherwise be entitled to under the severance agreement. The Compensation Committee amended all outstanding stock option agreements, including those with the NEOs, to include the modified cap. The Compensation Committee also amended the forms of stock option agreements for future stock option grants to include the modified cap with the 90 percent severance payment reduction exception. In consideration for the protection afforded by the severance agreements, the NEOs agreed to non-competition provisions for the term of employment and for varying periods of time thereafter.

Equity grants prior to fiscal year 2006 held by the NEOs vest upon change of control as defined in the applicable plan but include the modified cap. Grants in fiscal year 2006 and 2007 vest pro rata (based on number of months of service over the vesting period) if the change in control occurs less than one year after the grant and will fully vest thereafter subject to the modified cap.

An NEO whose employment is terminated or who resigns following a change of control is entitled to receive SERP payments (with payments beginning at age 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account. See “Pension and Deferred Compensation Benefits” above.

Potential Payments Upon Resignation or Retirement(1)

		Equity-Based	Non-Qualified	Present
	Unpaid	Grants That	Deferred	Value of
	Annual	Vest Upon	Comp	Accumulated
	Bonus For	Retirement or	Aggregate	Pension
Name	2007(2)	Resignation(3)	Balance	Benefit	Total(4)

Henrik Slipsager	$728,000	$0	$53,563	$365,387	$1,146,950
George Sundby	$201,600	$0	$0	$32,629	$234,229
James McClure	$343,980	$0	$0	$117,238	$461,218
Steven Zaccagnini	$230,630	$0	$84,450	$24,379	$339,459
Linda Auwers	$139,100	$113,996	$0	$0	$253,096

(1)	This table estimates potential payments for each NEO if the NEO had retired or resigned from employment with ABM effective October 31, 2007.

(2)	Amount is actual bonus for 2007.

(3)	Value is based on October 31, 2007, closing price of $23.52. Value does not include the value of exercisable stock options as of October 31, 2007. Only Ms. Auwers meets the age and service requirements for retirement under the 2006 Equity Incentive Plan and would qualify as retired upon resignation. Under provisions of the 2006 Equity Incentive Plan, retirement means a voluntary termination of employment at (i) age 60 or over or (ii) at age 55 or over provided that age plus years of service is equal to or greater than 65.

(4)	Amounts do not include accrued but unused vacation pay and any unpaid base salary for employment through termination date.

An NEO who retires or resigns is entitled to receive SERP payments (with payments beginning at age 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account. See “Pension and Deferred Compensation Benefits” above. Performance Shares, Service Units, and stock option grants under the 2006 Equity Incentive Plan do not vest upon voluntary termination of employment other than retirement and vest pro rata (based on number of months of service over the vesting period) in the event of retirement. Stock Option grants prior to the 2006 Equity Incentive Plan are cancelled to the extent not vested upon such a termination of employment.

Potential Payments Upon Termination With Cause(1)

	Present	Non-Qualified
	Value of Accumulated	Deferred Comp
Name	Pension Benefit	Aggregate Balance	Total(2)

Henrik Slipsager	$365,387	$53,563	$418,950
George Sundby	$32,629	$0	$32,629
James McClure	$117,238	$0	$117,238
Steven Zaccagnini	$24,379	$84,450	$108,829
Linda Auwers	$0	$0	$0

(1)	This table estimates potential payments for each NEO if the NEO’s employment with ABM had been terminated with cause effective October 31, 2007.

(2)	Amounts do not include accrued but unused vacation pay and any unpaid base salary for employment through termination date.

An NEO who is terminated for cause is entitled to receive SERP payments (with payments beginning at age 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account. See “Pension and Deferred Compensation Benefits” above. An NEO terminated for cause is not eligible to receive a bonus. As defined in the NEO’s employment agreements, “cause” means (i) theft or dishonesty, (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting the executive’s performance of employment duties, (vi) material and willful breach of the executive’s employment agreement, (vii) other misconduct, unethical or unlawful activity, (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof.

Under the 2006 Equity Incentive Plan, vested and unvested stock option awards and unvested Performance Shares and Service Units terminate upon termination for cause as defined in the 2006 Equity Incentive Plan, and the Company may recover Performance Shares or Services Units settled in ABM stock during the preceding 12 months and the net shares or proceeds from the sale of any shares acquired through exercise of stock options during that period. In addition, if the NEO violates post-employment restrictions during the 24 months following termination such that such behavior constitutes cause as defined in the 2006 Equity Incentive Plan, the Company may make a similar recovery of Performance Shares, Service Units, shares obtained upon exercise of stock options or the proceeds of any sale of such shares. All outstanding unvested stock options granted prior to adoption of the 2006 Equity Incentive Plan are cancelled upon termination.

Potential Payments Upon Termination Without Cause(1)

		Compensation			Present
	Unpaid	For Remaining	Company	Equity	Value of	Non-Qualified
	Annual	Term Of	Portion of	Vesting	Accumulated	Deferred Comp
	Bonus for	Employment	Medical	Upon	Pension	Aggregate
Name	2007(2)	Agreement(3)	Benefit(4)	Termination(5)	Benefit	Balance	Total(6)

Henrik Slipsager	$728,000	$1,260,000	$13,738	$0	$365,387	$53,563	$2,420,688
George Sundby	$201,600	$700,000	$45,600	$0	$32,629	$0	$979,829
James McClure	$343,980	$1,485,000	$27,476	$0	$117,238	$0	$1,973,694
Steven Zaccagnini	$230,630	$1,302,000	$33,744	$0	$24,379	$84,450	$1,675,203
Linda Auwers	$139,100	$455,000	$12,600	$0	$0	$0	$606,700

(1)	This table estimates potential payments for each NEO if the NEO’s employment with ABM were to be terminated without cause effective October 31, 2007.

(2)	Amount is actual bonus for 2007.

(3)	Represents the amount payable to the NEO under the NEO’s employment agreement.

(4)	Amount is estimated Company cost for health and welfare benefits using assumptions for financial reporting purposes under generally accepted accounting principles. Company costs for health care coverage are estimated for the remaining term of the employment agreement for all NEOs except Mr. Sundby, whose employment agreement provides that ABM will pay health and welfare benefits for 36 months after termination of employment so long as he continues to qualify for coverage under California law. Ms. Auwers presently does not participate in Company health coverage. ABM’s cost for Ms. Auwers’ medical benefits are estimated as the annual cost for PPO silver coverage in California.

(5)	None of ABM’s equity plans provide for vesting upon termination without cause. Value does not include the value of exercisable stock options as of October 31, 2007.

(6)	Amounts do not include accrued but unused vacation pay and any unpaid base salary for employment through termination date.

An NEO whose employment is terminated without cause is entitled to receive SERP payments (with payments beginning at age 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account. See “Pension and Deferred Compensation Benefits” above.

On October 22, 2007, the Compensation Committee adopted a severance program for senior executives of ABM. Prior to adopting the program, the Compensation Committee conducted a review of executive severance policies provided by the Peer Group and general industry practices and discussed executive severance practices with the Committee’s independent compensation consultant. An executive’s participation in the program is contingent upon the executive’s entering into a new form of employment agreement, which contains post-employment non-competition provisions as well as non-solicitation. The program adopted by ABM will apply to certain senior executives who may be terminated without cause, as cause is defined in the employment agreement between the executive and ABM, and calls for payments that vary depending upon the position and tenure of the individual. Under provisions of this program, Messrs. McClure and Zaccagnini are eligible for payments of 18 months base salary and target bonus, as well as payment of ABM’s portion of medical benefits for employees for the 18 month period, and up to 18 months outplacement services. Messrs. Slipsager and Sundby and Ms. Auwers are not eligible for benefits under the severance program. (Mr. Sundby resigned December 31, 2007 and in September 2007 Ms. Auwers announced her intention to retire in May 2008.) The Committee expects that the severance program will provide consistency in the treatment of officers who are at similar levels in the organization, will protect ABM by requiring a release and post-employment and non-competition restrictions as a condition of severance payment, will help retain officers during periods of organizational change and will help in recruiting new officers. Neither Mr. McClure nor Mr. Zaccagnini were eligible under the program at October 31, 2007, because they had not been offered the new form of employment agreement at that date.

Potential Payments Upon Termination Due To Death(1)

			Present	Non-Qualified
			Value of	Deferred	Value of Equity
	Unpaid		Accumulated	Compensation	Grants
	Bonus for	Life	Pension	Aggregate	Vesting Upon
Name	2007(2)	Insurance(3)	Benefit	Balance	Death(4)	Total

Henrik Slipsager	$728,000	$750,000	$365,387	$53,563	$145,795	$2,042,745
George Sundby	$201,600	$720,000	$32,629	$0	$2,873	$957,102
James McClure	$343,980	$750,000	$117,238	$0	$185,801	$1,397,019
Steven Zaccagnini	$230,630	$750,000	$24,379	$84,450	$174,407	$1,263,866
Linda. Auwers	$139,100	$650,000	$0	$0	$121,652	$910,752

(1)	This table estimates potential payments for each NEO if the NEO had been terminated due to death on October 31, 2007. ABM also provides accidental death and dismemberment insurance for each of the NEOs (with coverage of $750,000 for each of Messrs. Slipsager, McClure and Zaccagnini, $720,000 for Mr. Sundby and $650,000 for Ms. Auwers) as well as $150,000 business travel accident insurance coverage.

(2)	Amount is actual bonus for 2007.

(3)	Amount of life insurance is two times annual salary, to a maximum of $750,000.

(4)	Value is based on October 31, 2007, closing price of $23.52. Amount does not include exercisable stock options and reflects the vesting of equity grants related to death on October 31, 2007.

The estate of participating NEO who dies is entitled to receive SERP payments (with payments beginning at the age the NEO would have become 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account payable in a lump sum. See “Pension and Deferred Compensation Benefits” above.

ABM’s benefit programs include death and disability coverage. These programs include life insurance, coverage for accidental death and disability (AD&D), business travel accident coverage, short-term disability coverage, and long-term disability coverage.

Equity grants under the 2006 Equity Incentive Plan vest pro rata (based on number of months of service over the vesting period) in the event of death.

Potential Payments Upon Termination Due To Disability(1)

		Present	Non-Qualified
		Value of	Deferred	Value of Equity
		Accumulated	Compensation	Grants
	Unpaid Bonus	Pension	Aggregate	Vesting Upon
Name	for 2007(2)	Benefit	Balance	Disability(3)	Total

Henrik Slipsager	$728,000	$365,387	$53,563	$117,809	$1,264,759
George Sundby	$201,600	$32,629	$0	$0	$234,229
James McClure	$343,980	$117,238	$0	$184,914	$646,132
Steven Zaccagnini	$230,630	$24,379	$84,450	$164,375	$503,834
Linda Auwers	$139,100	$0	$0	$113,996	$253,096

(1)	This table estimates potential payments for each NEO if the NEO’s employment with ABM were to be terminated due to disability on October 31, 2007. ABM also provides accidental death and disability insurance for each of the NEOs (with coverage of $750,000 for each of Messrs. Slipsager, McClure and Zaccagnini, $720,000 for Mr. Sundby and $650,000 for Ms. Auwers) as well as $150,000 business travel accident insurance coverage.

(2)	Amount is actual bonus for 2007.

(3)	Value is based on October 31, 2007, closing price of $23.52. Amount does not include exercisable stock options and reflects the vesting of equity grants related to disability on October 31, 2007.

A participating NEO who is disabled is entitled to receive SERP payments (with payments beginning at the age the NEO would have become 65), a lump sum SAB payment, and the aggregate balance in the NEO’s deferred compensation account payable in a lump sum. See “Pension and Deferred Compensation Benefits” above.

ABM’s benefit programs include disability coverage. These programs include coverage for accidental death and disability (AD&D), business travel accident coverage, short-term disability coverage, and long-term disability coverage.

Director Compensation

The following table shows 2007 compensation for ABM’s non-employee directors.

Director Compensation

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees	Stock	Option	Incentive Plan	Compensation	All Other
Name	Earned(1)	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation	Total

Maryellen C. Herringer	$132,000	$15,552	$37,340	$0	$3,029	$0	$187,921
Linda L. Chavez	$113,000	$15,552	$40,584	$0	$2,828	$0	$171,964
Anthony G. Fernandes	$46,989	$8,100	$0	$0	$0	$0	$55,089
Luke S. Helms	$118,500	$15,552	$37,340	$0	$3,029	$0	$174,421
Charles T. Horngren	$117,000	$15,552	$37,340	$0	$3,029	$0	$172,921
Henry L. Kotkins	$99,500	$15,552	$37,340	$0	$0	$0	$152,392
Martinn H. Mandles	$80,000	$15,552	$11,180	$0	$0	$0	$106,732
Theodore T. Rosenberg	$80,000	$15,552	$37,340	$0	$0	$0	$132,892
William W. Steele	$105,000	$15,552	$37,340	$0	$0	$0	$157,892

(1)	Amount includes retainers, Board and Committee meeting fees, and retainers paid to the Chairman of the Board and to Committee Chairs.

(2)	Amounts represent amounts recognized for financial statement purposes in 2007 for RSUs granted in 2007 and prior years in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. Refer to Note 10, “Share Based Compensation Plans” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for the relevant assumptions used to determine the compensation expense of such awards. The grant for 2007 for each director other than Mr. Fernandes was 2,592 RSUs, which was calculated by dividing $70,000 by $27.00, which was the fair market value of ABM common stock on the grant date, March 6, 2007. As a new non-employee director, Mr. Fernandes received his initial grant of RSUs in June 2007. He received a prorated grant of 2,231 RSUs, which was calculated by dividing $58,333, by $26.14, which was the fair market value of ABM common stock on the grant date, June 13, 2007.

(3)	Amounts represent amounts recognized for financial statement purposes in 2007 for stock options granted in 2006 and prior years in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. There were no stock option grants to directors in 2007. Refer to Note 10, “Share Based Compensation Plans” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for the relevant assumptions used to determine the compensation expense of such awards.

(4)	Represents above-market interest earned in 2007 on deferred compensation in accordance with the Director Deferred Compensation. Plan. In addition, the compensation Mr. Steele deferred while an ABM employee earned $1,964 in above-market interest in accordance with provisions of the Employee Deferred Compensation Plan, which is not included in this table.

Director Compensation Elements

ABM compensates directors through a combination of annual retainers, Board meeting fees and equity grants. In addition, a retainer is paid to the Chairman of the Board, to the Chairs of the various Board committees, and meeting fees are paid to members of the various committees.

In fiscal year 2007 non-employee directors received an annual retainer of $40,000, and meeting fees of $2,000 for Board and Audit Committee meetings and $1,500 for meetings of the Compensation Committee, Executive Committee and Governance Committee. In addition, the Chairman of the Board received an additional retainer of $40,000 per year; the Chair of the Audit Committee received an additional retainer of $15,000 per year; the Chair of the Compensation Committee received an additional retainer of $7,500 per year; and the Chairs of the Executive Committee and Governance Committee received additional retainers of $5,000 per year. ABM also reimburses its non-employee Directors for their out-of-pocket expenses incurred in attending Board and committee meetings.

The Board of Directors has established an annual equity grant program for non-employee directors under the ABM 2006 Equity Incentive Plan. ABM believes that equity grants will align the interests of shareholders and director and lead to the accumulation of ABM common stock by directors. These grants are in part designed to help non-employee Directors attain their targeted ownership under the Director Stock Ownership and Retention Guidelines, which were adopted on September 6, 2006. In the annual equity grant program, on the date of the annual meeting of shareholders each year, beginning with the 2007 annual meeting, each of the non-employee directors receive a grant of restricted stock units (“Director RSUs”) with a value of $70,000, calculated by dividing $70,000 by the closing price of ABM common stock on the date of the grant. The grant for 2007 for each Director was 2,592 Director RSUs, which was calculated by dividing $70,000 by $27.00, which was the fair market value of ABM common stock on March 6, 2007, the date of grant. As a new non-employee Director at ABM, Mr. Fernandes received his initial grant of Director RSUs in June 2007. He received a grant of 2,231 Director RSUs, with a pro-rated value of $58,333, based on $26.14, the closing price of the common stock on the grant date, June 13, 2007.

The Director RSUs vest in equal pro-rate amounts over a three-year period. The Director RSUs are credited with dividend equivalents that are converted to Director RSUs on the same terms and conditions as the underlying Director RSUs. The Director RSUs will be settled in shares of common stock upon the date of vesting.

Director Stock Ownership and Retention Guidelines

The Board of Directors believes that directors more effectively represent ABM’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Accordingly, in 2006 the Board of Directors adopted the ABM Director Stock Ownership and Retention Guidelines and established the target ownership for a director as ABM shares with a fair market value of three times the then current annual retainer for directors. The Governance Committee will periodically assesses the guidelines and directors’ ownership relative to these guidelines and make recommendations as appropriate. The Board believes that the payment of a significant portion of director compensation in the form of RSUs will facilitate directors in building their ownership of ABM common stock. In addition, to further directors’ compliance with the stock ownership guidelines, the Board has established holding period requirements for directors receiving equity compensation awards under the 2006 Equity Incentive Plan. Directors who are not at their targeted stock ownership level must hold 50% of any net shares realized until they reach their target. “Net shares realized” means unrestricted shares acquired by a director under the 2006 Equity Incentive Plan net of any shares sold to pay the exercise price (if any) and an amount equal to the taxes that would have been withheld by ABM were the director an employee. In addition, until the target is met, a director must defer receipt of 25% of restricted stock grants with settlement to occur in stock beginning six months after retirement from the Board.

Director Deferred Compensation Plan

Non-employee directors are eligible to participate in the ABM Deferred Compensation Plan For Non-Employee Directors (“Director Deferred Compensation Plan”). Effective January 1, 2008, plan participants may elect to defer receipt of all or any portion of their annual cash retainers and meeting fees until they cease to be members of the Board. The amounts held in the director’s account are credited with interest quarterly at a rate (“DCIR”) based on the prime interest rate published in The Wall Street Journal on the last business day coinciding with or next preceding the valuation date. Any prime rate up to 6% will be considered in full and 1/2 of any prime rate over 6% will be considered; provided, however, after October 1, 2007, the interest rate will not exceed 120% of the long-term applicable federal rate (compounded quarterly) as published by the Internal Revenue Service. In addition, effective with the Annual Meeting in 2008, directors may defer Director RSUs in the Deferred Compensation Plan. When a director ceases to be a member of the Board, the amount attributable to RSUs held in the individual’s Deferred Compensation Plan account will be settled in ABM common stock) and distributed to the director.

Former Director Retirement Plan

When the Board adopted the Director Deferred Compensation Plan in October 2006, non-employee directors were offered the opportunity to convert their interests in the former Non-Employee Director Retirement Plan to a Deferred Compensation Plan Account in the Director Deferred Compensation Plan or to RSUs. Directors who did not convert their interests would not have been eligible for the annual grant of RSUs to directors. All non-employee directors elected to convert their benefits. Retirement plan benefits converted to the Director Deferred Compensation Plan are credited with interest at the DCIR. The average interest rate for fiscal year 2007 was 6.95%.

Directors who elected RSUs received the number of RSUs under the ABM 2006 Equity Incentive Plan determined by dividing the amount of retirement benefits by the fair market value of ABM common stock on the date of the 2007 Annual Meeting of Shareholders. Directors who terminate service on the Board will receive a distribution of either (1) the RSUs (settled in ABM common stock) granted in connection with the termination of the director retirement plan or (2) their Non-Employee Director Deferred Compensation Account balance with respect to the converted retirement plan benefits, paid in a lump sum or over ten years as elected by the director. If a director dies, RSUs (settled in ABM common stock) or the Director Deferred Compensation Plan account balance will be distributed to the designated beneficiary.

The value of the benefits eligible for conversion to restricted stock units or an interest bearing Director Deferred Compensation Account was calculated based on the value of the director’s retirement benefits at October 31, 2006, without taking into consideration a director’s age or any benefits restrictions based on age or period of service (though period of service was considered in determining the size of the benefits eligible for conversion). These values were $273,301 for each of Ms. Herringer and Messrs. Helms, Horngren, Kotkins, and Rosenberg. The values for Ms. Chavez and Messrs. Mandles and Steele were $255,081, $54,660, and $163,980 respectively. Messrs. Kotkins, Mandles, Rosenberg and Steele elected to convert their interests to restricted stock units. Ms. Chavez, Ms. Herringer and Messrs. Helms and Horngren elected to convert their interests to Director Deferred Compensation Accounts.

Based on their elections, on the day of the 2007 Annual Meeting of Shareholders, Messrs. Kotkins, Mandles, Rosenberg and Steele were awarded 10,122, 2,024, 10,122 and 6,073 RSUs, respectively, calculated based on the closing stock price of ABM stock ($27.00) on the award date.

Other Arrangements.  ABM has entered into indemnification agreements with its directors. These agreements, among other things, require ABM to indemnify its directors against certain liabilities that may arise in connection with their services as directors to the fullest extent provided by Delaware law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy for review of transactions involving more than $120,000 in any fiscal year in which ABM or its subsidiaries is a participant and in which any director, executive officer, holder of more than 5% of the outstanding shares of ABM common stock or any immediate family member of any of these persons has a direct or indirect material interest. Such transactions may include employment or consulting relationships with a related person or contracts under which ABM receives goods or services from (or provides goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. Directors and executive officers are required to inform ABM of any such transaction promptly after they become aware of it, and ABM also collects information from directors and executive officers about their affiliations and the affiliations of their family members. The policy does not require review of the following transactions:

•	the compensation of executive officers and directors approved in accordance with ABM corporate governance principles and the Compensation Committee charter;

•	transactions with entities where the director, executive officer, more than 5% shareholder or immediate family member’s sole interest is as a director of the entity;

•	transactions with entities where the director, executive officer, more than 5% shareholder or immediate family member’s sole interest arises from direct or indirect ownership, together with any other related parties, of less than 10% equity interest in such entity (other than partnerships);

•	transactions with entities where the director, executive officer, more than 5% shareholder or immediate family member’s sole interest arises from such person’s position as a limited party in a partnership in which the person and all other related parties have an interest of less than 10%, and the person is not a general partner and does not hold another position in the partnership; and

•	transactions in which all security holders receive proportional benefits.

Generally, transactions that are determined by ABM’s General Counsel to be covered by the policy are subject to a determination of materiality by the Board and, if so determined to be material to the related party, must be approved or ratified by the Board. The Board approves or ratifies a transaction if it determines, in its business judgment based on the available information, that the transaction is fair and reasonable to ABM and consistent with the best interests of ABM.

Transactions with Related Persons

The General Counsel informed the Board, based on a review of potential transactions with related persons, that there were no transactions involving related persons requiring review by the Board in fiscal year

2007 under the terms of the Related Party Transactions Policy. The transactions not requiring review included certain pre-existing arrangements involving former officers of ABM, which had been reviewed and approved previously by the Board of Directors.

Mr. Steele retired as an officer and employee of ABM in October 2000. Pursuant to his previous employment contract, ABM is paying retirement benefits of $8,333 per month to Mr. Steele for a ten-year period ending June 2011. ABM also contributes $901 per month for medical and dental insurance for Mr. Steele and his spouse (until each is age seventy-five) and provides him with $150,000 in life insurance coverage for the remainder of his life. In addition, under the terms of the previous employment contract, ABM pays certain club dues for Mr. Steele, which in 2007 amounted to $3,300.

Mr. Mandles retired as an officer and employee on November 1, 2004. Pursuant to his previous employment contracts, ABM is paying retirement benefits of $4,167 per month to Mr. Mandles for a ten-year period ending October 2015. Mr. Mandles also receives $150,000 in life insurance for the remainder of his life in accordance with the applicable ABM policy.

The late Sydney J. Rosenberg, brother of Theodore Rosenberg, retired as a director, officer and employee of ABM in December 1997. Pursuant to his previous employment contract, ABM made payments to Sydney J. Rosenberg, and after his death continued making payments to his estate, of $8,333 per month for a period of ten years ended November 2007. Under the same agreement, ABM also paid $6,000 per year to the widow of Sydney J. Rosenberg for the same ten-year period to assist with medical and dental expenses.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee reviews ABM’s financial reporting process on behalf of the Board and selects ABM’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of internal control over financial reporting, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes.

The Board adopted a written charter for the Audit Committee on June 19, 2000, which is reviewed annually and was most recently amended in 2006. The Charter of the Audit Committee is available on ABM’s Website under “Governance” at www.abm.com/ir. Within the framework of its Charter, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of ABM’s results in the fiscal year 2007 financial statements. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The management of ABM has affirmed to the Audit Committee that ABM’s fiscal year 2007 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm those matters required to be discussed. The Audit Committee also discussed with ABM’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits, their evaluation of ABM’s internal controls, and the overall quality of ABM’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has also discussed with the independent registered public accounting firm such firm’s independence from management and ABM. The Audit Committee has also discussed with ABM’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has reviewed the services provided by ABM’s independent registered public accounting firm, has preapproved the fees paid for these services, and has reviewed whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm. The Committee has concluded that the independent registered public accounting firm is independent from ABM and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in ABM’s Annual Report on Form 10-K for the year ended October 31, 2007.

Audit Committee

Charles T. Horngren, Chair
Anthony G. Fernandes
Luke S. Helms
William W. Steele

Principal Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of ABM’s annual financial statements for the years ended October 31, 2007, and October 31, 2006, and fees billed for other services rendered by KPMG LLP during those periods.

	2007	2006

Audit fees(1)	$4,576,599	$4,926,982
Audit related fees(2)	77,000	30,000
Tax fees	0	0
All other fees	2,000	0

Total	$4,655,599	$4,956,982

(1)	Audit fees consisted of audit work performed for the independent audit of ABM’s annual financial statements and internal control over financial reporting, and the review of the financial statements contained in ABM’s quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted principally of audits of employee benefit plans.

(3)	Other fee consisted of verifying certain salary information against payroll data.

Policy on Preapproval of Independent Registered Public Accounting Firm Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee preapproves services in four categories of services:

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding financial accounting and reporting standards.

2. Audit-Related services are for related services that are reasonably related to the performance of the audit and review of financial statements, including benefit plan audits.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

The Audit Committee must specifically approve the terms of the annual audit engagement and all internal control related services. The Audit Committee preapproves specific types of services within these categories as well as maximum charges for the services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or increase the maximum amount of authorized charges not contemplated in the original preapproval. In those instances, the Audit Committee must preapprove the services before the firm is engaged or increase the authorization before approved services may be continued. The only services other than audit services that were performed in 2007 were for audit-related services for the audits of employee benefits plans and to verify certain salary information against payroll data, which constituted less than 2% of the services performed by KPMG LLP for ABM.

The Audit Committee may delegate pre-approval authority to one or more of its members but has not done so. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
RECOMMENDSA VOTE IN FAVOR OF PROPOSAL 2

The Audit Committee has selected KPMG LLP, registered public accounting firm and ABM’s independent registered public accounting firm for fiscal year 2007, as ABM’s independent registered public accounting firm for the fiscal year ending October 31, 2008. In connection with the 2008 financial statements, ABM has entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for ABM. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Board is asking shareholders to ratify the selection of KPMG LLP as its independent registered public accounting firm for fiscal year 2008. Although current law, rules, and regulations as well as the Charter of the Audit Committee require that ABM’s independent registered public accounting firm be selected and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of KPMG LLP for ratification by shareholders as a matter of good corporate practice. In the event that this selection of the independent registered public accounting firm is not ratified by shareholders, the Audit Committee will review its future selection of independent registered public accounting firms. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of December 31, 2007, by (1) the persons or entities known to ABM to be beneficial owners of more than 5% of the shares of ABM common stock outstanding as of December 31, 2007, (2) each named executive officer, (3) each director and nominee, and (4) all directors and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

	Amount and Nature of	Percent
Name and Address(1)	Beneficial Ownership	of Class(2)

Franklin Resources, Inc.(3)	3,580,735	7.2
Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisory Services LLC One Franklin Parkway San Mateo, CA 94403-1906
Kayne Anderson Rudnick Investment Management LLC(4)	3,759,195	7.5
1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067
Wells Fargo & Company(5)	3,663,506	7.3
Wells Capital Management Incorporated Wells Fargo Funds Management LLC Wells Fargo Bank, National Association 420 Montgomery Street San Francisco, CA 94104
Linda S. Auwers	196,615(6)	*
Linda L. Chavez	55,000(7)	*
Anthony G. Fernandes	0	*
Luke S. Helms	118,000(8)	*
Maryellen C. Herringer	134,000(8)	*
Charles T. Horngren	137,600(8)	*
Henry L. Kotkins, Jr.	90,000(9)	*
Martinn H. Mandles	1,248,670(10)	2.5
James P. McClure	316,900(11)	*
Theodore T. Rosenberg
The Theodore Rosenberg
Trust 295 89th Street, Suite 200
Daly City, CA 94015	4,909,140(12)	9.8
Henrik C. Slipsager	427,302(13)	*
William W. Steele	138,979(14)	*
George B. Sundby	10,048(15)	*
Steven M. Zaccagnini	181,118(16)	*
Executive officers and directors as a group (18 persons)	8,046,035(17)	15.6

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the beneficial owners listed below is ABM Industries, Inc., 551 Fifth Ave., Suite 300, New York, New York 10176.

(2)	Based on a total of 50,067,836 shares of ABM common stock outstanding as of December 31, 2007.

(3)	Share ownership is as of December 31, 2006. Based on a Schedule 13G filed by each of the listed persons with the Securities and Exchange Commission on February 5, 2007. Franklin Resources indicated in the filing that Franklin Advisory Services LLC had sole voting power for 3,567,735 shares and sole dispositive power for 3,580,735 shares.

(4)	Share ownership is as of December 31, 2006. Based upon a Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC (“Kayne”) with the Securities and Exchange Commission on February 5, 2007. Kayne indicated in the filing sole voting power and sole dispositive power for all the shares.

(5)	Share ownership is as of December 31, 2007. Based on a Schedule 13G filed by Wells Fargo & Company with the Securities and Exchange Commission on January 17, 2008. Wells Fargo indicated in the filing that it and its subsidiaries had sole voting power for 3,616,849 shares and sole dispositive power for 3,591,258 shares and shared dispositive power for 7,200 shares.

(6)	Includes 190,644 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(7)	Includes 55,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(8)	Includes 80,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007

(9)	Includes 68,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(10)	Includes 1,155,882 shares held by The Sydney J. Rosenberg Trusts, which are irrevocable trusts of which Mr. Mandles, Bank of America N.A., and S. Brad Rosenberg are co-trustees; 20,421 shares held by The Leo L. Schaumer Trust, which is an irrevocable trust of which Mr. Mandles and Bank of America N.A. are co-trustees; 8,752 shares in The Donald L. Schaumer Trust, an irrevocable trust of which Mr. Mandles is the sole trustee; 10,927 shares of Common Stock held by The David W. Steele Trust, an irrevocable trust of which Mr. Mandles is the sole trustee; and 4,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007. Mr. Mandles disclaims beneficial ownership of the shares held by the trusts.

(11)	Includes 308,167 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(12)	4,805,556 shares of ABM common stock are held by The Theodore Rosenberg Trust, a revocable trust of which Theodore Rosenberg is the only trustee and sole beneficiary. Mr. Rosenberg’s ownership also includes 42,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007, and 61,584 shares of ABM common stock held by a family charitable foundation, of which Theodore Rosenberg is a director. Mr. Rosenberg and The Theodore Rosenberg Trust disclaim beneficial ownership of the shares held by the family charitable foundation.

(13)	Includes 367,800 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(14)	Includes 48,000 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(15)	Includes 5,570 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(16)	Includes 175,254 shares subject to outstanding options that were exercisable on or within 60 days after December 31, 2007.

(17)	Includes 1,580,721 shares subject to outstanding options held by ABM’s executive officers and directors that were exercisable on or within 60 days after December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ABM’s directors, officers and persons who own more than 10% of a registered class of ABM’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the reporting forms and representations of its directors and officers, ABM believes that during fiscal year 2007 all forms required to be filed by its executive officers and directors under Section 16(a) were filed on a timely basis.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters which the Board intends to present or has reason to believe others will present at the 2008 Annual Meeting. If other matters properly come before the Annual Meeting, the accompanying proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting, except to the extent such discretion may be limited under Rule 14a-4(c) under the Exchange Act.

2009 ANNUAL MEETING OF
SHAREHOLDERS

Shareholder proposals intended for inclusion in the 2009 proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, ABM Industries Incorporated, 551 Fifth Avenue, Suite 300, New York, NY, 10176, and must be received by October 13, 2008. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by December 10, 2008. ABM’s bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with requirements of the bylaws, not later than December 10, 2008.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
The Board of Directors recommends a vote FOR all nominees and ratification of KPMG LLP as independent registered public accounting firm

	FOR ALL	WITHHOLD
	NOMINEES	AUTHORITY
Proposal 1.	(except as	to vote for all
Election of Directors	listed below)	Nominees

(01) Anthony G. Fernandes (02) Maryellen C. Herringer.	☐	☐

WITHHELD FOR: (Write Nominee name(s) in the space provided below).

		FOR	AGAINST	ABSTAIN
Proposal 2.	Ratification of KPMG LLP as ABM Industries Incorporated’s independent registered public accounting firm	☐	☐	☐

Signature(s)	Date

Please sign exactly as your name appears above. For joint accounts, each owner should sign. If signing as an administrator, attorney, conservator, executor, guardian, officer or trustee, please provide full title(s) as well as signature(s).

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Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
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You can access, view and download this year’s Annual Report, Annual Report on Form 10-K, and Proxy Statement at
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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ABM INDUSTRIES INCORPORATED
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
March 4, 2008
The undersigned hereby appoints Linda L. Chavez, Luke S. Helms, and Henry L. Kotkins, Jr., and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ABM to be held on March 4, 2008, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.
The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.
To vote on any item, please mark this proxy as indicated on the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need be checked. Instructions to vote by internet or telephone are on the reverse side of this card.
(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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